                                                                    Exhibit 10.1


================================================================================



                            ASSET PURCHASE AGREEMENT

                                      AMONG

                               MCC-QUICK PAK, LLC,

                                QUICK PAK, INC.,

                   ALEXANDER J. BUHAYAR AND DEBORAH R. BUHAYAR

                                       AND

                             MULTI-COLOR CORPORATION



================================================================================




                                  May 31, 2002

                                TABLE OF CONTENTS

Section                                                                                              Page
1. Definition of Certain Terms ....................................................................     1

2. Purchase and Sale of Assets ....................................................................     1
   2.1  Purchase and Sale .........................................................................     1
   2.2  Excluded Assets ...........................................................................     3
   2.3  Assumed Liabilities .......................................................................     3
   2.4  Retained Liabilities ......................................................................     4
   2.5  Purchase Price ............................................................................     5
   2.6  Purchase Price Adjustment .................................................................     5
   2.7  Determination of Working Capital and Purchase Price Adjustment Amount .....................     5
   2.8  Inventory .................................................................................     6
   2.9  Uncollected Receivables; Returned Inventories .............................................     6
   2.10 Allocation of Purchase Price ..............................................................     7

3. Closing ........................................................................................     7

4. Representations and Warranties of Seller and the Shareholders ..................................     7
   4.1  Organizational Status .....................................................................     7
   4.2  Financial Statements ......................................................................     7
   4.3  Absence of Undisclosed Liabilities ........................................................     8
   4.4  Absence of Certain Events .................................................................     8
   4.5  Accounts Receivable .......................................................................    10
   4.6  Assets Necessary To Business ..............................................................    10
   4.7  Authority; Consents; Enforcement: Noncontravention; Noncompetes ...........................    11
   4.8  Books and Records .........................................................................    12
   4.9  Compliance With Legal Requirements; Governmental Authorizations ...........................    12
   4.10 Computer Systems; Software ................................................................    14
   4.11 Condition and Sufficiency of Assets .......................................................    14
   4.12 Contracts .................................................................................    14
   4.13 Customers of Seller; Conditions Affecting Seller ..........................................    15
   4.14 Employee Benefits .........................................................................    15
   4.15 Employees and Compensation ................................................................    17
   4.16 Environmental Matters .....................................................................    18
   4.17 Insurance .................................................................................    19
   4.18 Intellectual Property .....................................................................    19
   4.19 Inventory .................................................................................    22
   4.20 Investment Intention ......................................................................    23
   4.21 Labor Relations; Compliance ...............................................................    23
   4.22 Litigation; Orders ........................................................................    23
   4.23 No Agent or Broker ........................................................................    24
   4.24 Notices of Violation ......................................................................    24

                                TABLE OF CONTENTS

Section                                                                                              Page
   4.25 Personal Property .........................................................................    24
   4.26 Products ..................................................................................    24
   4.27 Real Property .............................................................................    25
   4.28 Similar Business Ownership ................................................................    25
   4.29 Solvency ..................................................................................    26
   4.30 Status of Contracts .......................................................................    26
   4.31 Studies ...................................................................................    26
   4.32 Subsidiaries and Investments ..............................................................    27
   4.33 Taxes; Tax Returns; Tax Elections .........................................................    27
   4.34 Title to Properties .......................................................................    28
   4.35 Completeness of Statement; Effect of Representations and Warranties .......................    28

5. Representations and Warranties of Buyer ........................................................    28
   5.1  Corporate Status ..........................................................................    28
   5.2  Authority; Consents; Enforcement; Noncontravention; Noncompetes ...........................    28
   5.3  No Agent or Broker ........................................................................    29
   5.4  Completeness of Statements; Effect of Representations and Warranties ......................    29
   5.5  Guarantor's Corporate Status ..............................................................    30
   5.6  Guarantor Authorities; Consents; Enforcement; Noncontravention ............................    30

6. Covenants of the Parties .......................................................................    31
   6.1  Transition of the Business ................................................................    31
   6.2  Employment of Business's Employees ........................................................    31
   6.3  Further Assurances ........................................................................    31
   6.4  Proration of Expenses and Other Charges of the Business ...................................    31
   6.5  Filing of Taxes; Payment ..................................................................    32
   6.6  Sales and Other State Taxes ...............................................................    32
   6.7  Use of Names ..............................................................................    32
   6.8  Guaranty ..................................................................................    32
   6.9  Jergens Sublease ..........................................................................    32

7. Conditions Precedent to Buyer's Obligation to Close ............................................    32
   7.1  Accuracy of Representations ...............................................................    33
   7.2  Seller and the Shareholders' Performance ..................................................    33
   7.3  Consents ..................................................................................    33
   7.4  Other Documents ...........................................................................    33
   7.5  No Proceedings ............................................................................    33
   7.6  No Prohibition ............................................................................    33

8. Conditions Precedent to Seller's Obligation to Close ...........................................    33
   8.1  Accuracy of Representations ...............................................................    34
   8.2  Buyer's Performance .......................................................................    34

                                TABLE OF CONTENTS

Section                                                                                              Page
    8.3   Consents ................................................................................    34
    8.4   Other Documents .........................................................................    34
    8.5   No Proceedings ..........................................................................    34
    8.6   Assumption of Leases and Assumed Liabilities and Release ................................    34

9.  Termination ...................................................................................    34
    9.1   Termination Events ......................................................................    34
    9.2   Effect of Termination ...................................................................    35

10. Deliveries and Actions To Be Taken At Closing .................................................    35
    10.1  Deliveries by Seller and the Shareholders ...............................................    35
    10.2  Deliveries by Buyer .....................................................................    37
    10.3  Covenants and Agreements Not-To-Compete .................................................    37
    10.4  Leases ..................................................................................    37
    10.5  Assumption Agreement ....................................................................    37
    10.6  Shareholders' Consulting Agreements .....................................................    38

11. Indemnification; Remedies .....................................................................    38
    11.1  Survival; Right to Indemnification ......................................................    38
    11.2  Indemnification and Payment of Damages By Seller and the Shareholders ...................    38
    11.3  Remedies of Buyer Indemnities Not Exclusive .............................................    38
    11.4  Indemnification By Buyer ................................................................    38
    11.5  Remedies of Seller Indemnities Not Exclusive ............................................    39
    11.6  Time Limitations ........................................................................    39
    11.7  Indemnity Claims ........................................................................    39
    11.8  Right of Set-Off ........................................................................    40
    11.9  Limitations on Indemnification by Seller and the Shareholders ...........................    41
    11.10 Adjustments .............................................................................    41
    11.11 Sole and Exclusive Remedy ...............................................................    42

12. Miscellaneous Provisions ......................................................................    42
    12.1  Arbitration .............................................................................    42
    12.2  Amendment; Waiver .......................................................................    42
    12.3  Limited Assignment; Binding Effect ......................................................    43
    12.4  Confidentiality of Certain Information ..................................................    43
    12.5  Confidentiality of Agreement ............................................................    44
    12.6  Construction and Interpretation of Agreement ............................................    44
    12.7  Counterparts ............................................................................    44
    12.8  Cumulative Remedies; Specific Performance ...............................................    44
    12.9  Entire Agreement ........................................................................    45
    12.10 Exclusive Forum .........................................................................    45
    12.11 Exhibits and Schedules ..................................................................    45

                                TABLE OF CONTENTS

Section                                                                                              Page
    12.12 Expenses ................................................................................    45
    12.13 Further Assurances ......................................................................    45
    12.14 Governing Law ...........................................................................    46
    12.15 Independent Contractor Relationship .....................................................    46
    12.16 No Public Announcement ..................................................................    46
    12.17 No Third Party Beneficiaries ............................................................    46
    12.18 Notices .................................................................................    46
    12.19 Recovery of Expenses by Prevailing Party ................................................    47
    12.20 Severability of Provisions ..............................................................    47
    12.21 Time of Essence .........................................................................    48

                                    EXHIBITS

Description                                                              Exhibit

Excluded Assets ......................................................         A
Assumption Agreement .................................................         B
Note .................................................................         C
Purchase Price Allocation ............................................         D
Sales and Other Taxes ................................................         E
Seller's Authority Certificate .......................................         F
Seller's Compliance Certificate ......................................         G
Bill of Sale and Assignment Agreement ................................         H
Seller's Opinion of Counsel ..........................................         I
Buyer's Authority Certificate ........................................         J
Buyer's Compliance Certificate .......................................         K
Shareholders' Noncompetition Agreement ...............................         L
Seller's Noncompetition Agreement ....................................         M
Assignment and Assumption of Leases ..................................         N
Shareholders' Consulting Agreement ...................................         O

                                    SCHEDULES

Description                                                             Schedule

Claims .............................................................      2.1(f)
Assumed Contracts ..................................................      2.1(g)
Prepaid Expenses ...................................................      2.1(n)
Purchase Order Liabilities .........................................      2.3(b)
Bids ...............................................................      2.3(c)
Product Liability Claims ...........................................      2.3(e)
Facility Leases ....................................................      2.3(h)
Other Liabilities ..................................................      2.3(i)
Acquisition Balance Sheet ..........................................         2.6
Accounting Standards ...............................................         2.7
Organizational Status and Ownership ................................         4.1
Absence of Undisclosed Liabilities .................................         4.3
Absence of Certain Events ..........................................         4.4
Accounts Receivable ................................................         4.5
Seller's Consents ..................................................      4.7(b)
Compliance with Legal Requirements .................................      4.9(a)
Governmental Authorizations ........................................      4.9(b)
Condition of Computers .............................................     4.10(a)
Condition of Software ..............................................     4.10(b)
Operation of Computers .............................................     4.10(d)
Condition and Sufficiency of Assets ................................        4.11
Contracts ..........................................................        4.12

Customers of Seller ................................................        4.13
Benefit Plans ......................................................     4.14(a)
Employees and Compensation .........................................        4.15
Environmental Matters ..............................................     4.16(a)
Environmental Claims ...............................................     4.16(b)
Environmental Orders ...............................................     4.16(c)
Hazardous Materials ................................................     4.16(d)
Release ............................................................     4.16(e)
Other Intellectual Property ........................................  4.18(a)(1)
Intellectual Property Licenses .....................................     4.18(b)
Patents ............................................................     4.18(c)
Marks ..............................................................     4.18(d)
Copyrights .........................................................     4.18(e)
Royalties ..........................................................     4.18(g)
Inventory ..........................................................        4.19
Labor Relations ....................................................        4.21
Litigation .........................................................        4.22
Personal Property ..................................................        4.25
Owned Real Property ................................................     4.27(a)
Leased Real Property ...............................................     4.27(b)
Similar Business Ownership .........................................        4.28
Status of Contracts and Leases .....................................        4.30
Studies ............................................................        4.31
Tax Returns ........................................................     4.33(a)
Tax Clearance Certificate ..........................................     4.33(d)
Title to Properties ................................................        4.34
Buyer's Authority ..................................................      5.2(a)
Buyer's Consents ...................................................      5.2(b)
Guarantor Authority ................................................      5.6(a)
Guarantor Consents .................................................      5.6(b)

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is entered into and effective as of May 31, 2002, among (i) MCC-Quick Pak, LLC ("Buyer"), an Ohio limited liability company, (ii) Quick Pak, Inc. ("Seller"), an Ohio corporation,
(iii) Alexander J. Buhayar and Deborah R. Buhayar (individually a "Shareholder", collectively the "Shareholders"), and (iv) Multi-Color Corporation ("Guarantor"), an Ohio corporation.

     Recitals:

     A. Seller, all of the outstanding capital stock of which is owned by the Shareholders, is engaged in the contract packaging business (the "Business") with its principal office located in Cincinnati, Ohio.

     B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Business and all of the assets and properties owned or used by Seller in the conduct of the Business, for the consideration and upon the other terms and conditions set forth in this Agreement.

     Agreement:

     Now, Therefore, the parties hereby agree as follows:

1. Definition of Certain Terms. In addition to the terms defined in this Agreement, certain other terms used in this Agreement are defined in the Appendix of Defined Terms, and, when used herein, shall have the meaning set forth in the Appendix.

     2.  Purchase and Sale of Assets.

         2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances, all of Seller's right, title and interest in and to the Business and all of Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, belonging to Seller as of the Closing Date or which relate to the Business, as a going concern, other than the Excluded Assets, including the following (the "Acquisition Assets"):

             (a) Acquisition Balance Sheet Assets. All of the assets and properties reflected on the Acquisition Balance Sheet, except those disposed of in the Ordinary Course of Business, and including those acquired in the Ordinary Course of Business, since the date thereof.

             (b) Real Property. All leasehold and other interests in and to all real property, including the leasehold interests identified on Schedules 4.27(a) and 4.27(b), together with all improvements, buildings and fixtures located thereon or therein and all construction in progress ("Real Property").

             (c) Personal Property. All machinery, equipment, fixtures, computer hardware and software (subject to any restrictions by the licensor on the assignment thereof) tools, supplies, spare parts, furniture, vehicles and all other tangible personal property and assets owned or leased by Seller, including, without limitation those identified on Schedule 4.25 ("Personal Property").

             (d) Inventories. All inventories of raw materials, work-in-process and finished goods of Seller, wherever located, including inventories located in or about Seller's facilities, in transit to Seller's facilities or in transit to any customer of Seller, provided that title has not passed to such customer of Seller ("Inventories").

             (e) Accounts Receivable. All accounts receivable, notes receivable, premiums receivable, commissions receivable and other rights to receive payments from customers of Seller or from others, including all trade accounts receivable representing amounts payable to Seller in respect of goods shipped, products sold or services rendered, to customers or clients of Seller on or prior to the Closing Date, and the full benefit of all security for such accounts, and all claims, remedies and other rights related to any thereof, including those identified on Schedule 4.5 ("Receivables").

             (f) Claims. All claims of Seller against third parties relating to the Business or the Acquisition Assets, whether choate or inchoate, known or unknown, contingent or otherwise, including without limitation, all such claims listed on Schedule 2.1(f);

             (g) Contracts. All the interest (including all rights, benefits, duties and obligations) that Seller possesses and has the right to transfer in all written or oral contracts, agreements, indentures, warranties, notes, bonds, loans, instruments, leases, conditional sales contracts, mortgages, licenses, franchises, insurance policies, commitments or other arrangements or agreements and understandings, including, without limitation, those identified on Schedule 2.1(g), and all outstanding offers or solicitations to enter into any of the foregoing ("Contracts").

             (h) Data and Records. All operating data and records of Seller, including customer lists and records, supplier agreements, rebate details, general commercial information, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, copies of financial, accounting and personnel records, correspondence and other similar documents and records ("Data and Records").

             (i) Goodwill. The going concern value and goodwill of Seller.

             (j) Governmental Authorizations. All Governmental Authorizations owned, held or utilized by Seller in connection with the ownership of the Acquisition Assets and the operation of the

Business, and all pending applications therefor, in each case to the extent transferrable to Buyer, including those listed on Schedule 4.9(b).

             (k) Insurance Proceeds. All insurance proceeds arising in connection with damage or loss to any of the Acquisition Assets occurring prior to the Closing Date, to the extent not expended for the repair or restoration of the Acquisition Assets ("Insurance Proceeds");

             (l) Intellectual Property. All of the intangible and intellectual property which Seller possesses and has the right to transfer, including all Internet domain names, e-mail addresses, Marks, whether registered or unregistered, Trade Secrets, Patents and Copyrights and all applications for registration thereof, all post office box numbers, all telephone and facsimile numbers and other listings and numbers used in connection with the Business.

             (m) Noncompetition Agreements. The following noncompetiton agreements or confidentiality agreements with certain of Seller's key employees:
(i) Trade Secret/Non-Competition Agreement with Tim Grubbs, (ii) Trade Secret/Non-Competition Agreement with Johan Pot, (iii) Confidentiality Agreement with Lawrence M. Mullis, II.

             (n) Prepaid Expenses. All prepaid expenses relating to the Acquisition Assets, including those listed on Schedule 2.1(n) ("Prepaid Expenses").

             (o) Other Assets. All other properties and assets of every kind, character or description, tangible or intangible, owned by Seller or used or held for use in connection with the Business, whether or not similar to the items or types specifically set forth above ("Other Assets").

     2.2 Excluded Assets. Notwithstanding the above description of the Acquisition Assets, there shall be excluded from the Acquisition Assets all of Seller's cash, the Sagamore Note and the Sagamore account receivable, two laptop computers used by the Shareholders, and the two automobiles used by the Shareholders and other assets described on Exhibit A ("Excluded Assets").

     2.3 Assumed Liabilities. At the Closing, Buyer shall deliver to Seller an undertaking and assumption, in the form of Exhibit B (the "Assumption Agreement"), pursuant to which Buyer shall assume and agree to discharge only the following specifically enumerated obligations and Liabilities of Seller (the "Assumed Liabilities"):

             (a) Trade Payables. All Liabilities for payment of trade accounts payable, other than trade accounts payable to any Related Person, (1) reflected on the Acquisition Balance Sheet remaining unpaid on the Closing Date; and/or
(2) incurred by Seller in the Ordinary Course of Business between the date of the Acquisition Balance Sheet and the Closing Date.

             (b) Purchase Orders. All Liabilities to Seller's customers or clients under purchase orders for products or services not delivered, purchased or otherwise completed on the Closing Date, including those set forth on
Schedule 2.3(b) which lists all purchase orders through May 30, 2002.

             (c) Bids. All open or pending bids for orders set forth on Schedule 2.3(c) which Buyer will process in accordance with Buyer's ordinary business practices.

             (d) Warranties. All Liabilities to Seller's customers under express, written warranties with respect to Seller's products or services customarily given by Seller to its customers in the Ordinary Course of Business, as reflected on the Closing Balance Sheet.

             (e) Product Liabilities. All Liabilities arising out of or relating to the product liability claims identified on Schedule 2.3(e), as reflected on the Closing Balance Sheet.

             (f) Contract Liabilities. All Liabilities of Seller arising after the Closing Date (other than any Liability for, or resulting from, any breach or default thereunder which occurred prior to the Closing) under the Contracts identified on Schedule 2.1(g), as reflected on the Closing Balance Sheet.

             (g) Accrued Liabilities. All of Seller's accrued liabilities as shown on the Acquisition Balance Sheet (including workers compensation, personal property tax, payroll and the receiving accrual) less accrued liabilities paid by Seller since the date of the Acquisition Balance Sheet and plus accrued liabilities incurred by Seller in the Ordinary Course of Business since the date of the Acquisition Balance Sheet.

             (h) Leases. All liabilities of Seller arising out of or relating to Seller's lease for 12110 Champion Way and Seller's sublease for the Best Place/Jergens space at 12111 Best Place, Sharonville, Ohio, each of which is more fully described on Schedule 2.3(h) (collectively the "Facility Leases") to the extent such Liabilities accrue on or after the Effective Date.

             (i) Other Liabilities. The promissory note to Fifth Third Bank in the principal amount of Sixty Thousand Dollars ($60,000), the forklift leases described on Schedule 2.3(i) (including current and long term portions), all other current liabilities incurred in the Ordinary Course of Business and reflected on the Closing Balance Sheet, and the other Liabilities of Seller described on Schedule 2.3(i) which shall be updated through May 30, 2002.

     2.4 Retained Liabilities. Except Assumed Liabilities, Buyer shall not assume, and Seller shall remain solely responsible for and shall retain, pay, perform and discharge, in full, any and all other Liabilities of Seller, whether known, unknown, contingent, executory, fixed or otherwise (the "Retained Liabilities").

     2.5 Purchase Price. The purchase price, exclusive of the Assumed Liabilities, shall be Five Million Seven Hundred Thousand Dollars ($5,700,000), plus the value of Working Capital, as provided in Section 2.6 ("Purchase Price"). The Purchase Price shall be paid by Buyer at the Closing by (a) delivery of immediately available funds in the amount of Five Million Four Hundred Thousand Dollars ($5,400,000) to an account designated by Seller; and (b) execution and delivery of Buyer's subordinated unsecured promissory note payable to Seller in the principal amount of Three Hundred Thousand Dollars ($300,000) in the form of Exhibit C (the "Note") and guaranteed by Guarantor as provided in and in accordance with the terms of the Note.

     2.6 Purchase Price Adjustment. The parties hereto negotiated the Purchase Price based upon (i) the book value of the Acquisition Assets, the value of which is estimated to be $3,702,439 on December 31, 2001 (which value includes any value assigned to the laptop computers and automobiles used by and to be transferred to the Shareholders); (ii) the amount of the Assumed Liabilities, which was $964,770 on December 31, 2001 (which includes $37,904 of the current portion of the capital forklift leases which is part of the current portion of Long Term Debt); and (iii) Working Capital in the amount of $1,491,368 on December 31, 2001. Set forth on Schedule 2.6 is the Acquisition Balance Sheet (as defined in Section 4.2). The amount of Working Capital of the Business will be determined as of the Effective Date, and the Purchase Price shall be increased by the amount of Working Capital as of the Effective Date (the "Purchase Price Adjustment"). An estimated Purchase Price Adjustment (the "Estimated Purchase Price Adjustment") shall be calculated based on the estimated Working Capital as of the Effective Date and the Purchase Price payable on the Closing Date shall be increased accordingly. Upon final determination of the Purchase Price Adjustment as provided in Section 2.7, Seller or Buyer shall wire transfer or deliver to an account designated by the other party immediately available funds equal to the Purchase Price Adjustment plus interest thereon from the Closing Date through date of payment calculated at the rate of Five Percent (5%) per annum. If such amount is not paid within five days of such final determination the unpaid balance shall accrue interest at the rate of twelve percent (12%) per annum until paid in full.

     2.7 Determination of Working Capital and Purchase Price Adjustment Amount. Within 60 days of the Effective Date, Buyer shall (a) prepare a Closing Balance Sheet and determine the Working Capital of the Business as of the Effective Date and the amount of the Purchase Price Adjustment, if any, provided for in Section 2.6, in accordance with and consistent with the accounting standards applied in determining Working Capital as of December 31, 2001 on the Acquisition Balance Sheet (the "Accounting Standards"), and (b) shall give written notice of its determination to Seller, including in such notice the computations made in accordance with Accounting Standards on which its determination is based (the "Purchase Price Adjustment Notice"). If Seller does not give written notice to Buyer disputing Buyer's determinations within 15 days of the Purchase Price Adjustment Notice, the determination in the Purchase Price Adjustment Notice shall be final and the Purchase Price shall be adjusted in accordance with such determination as provided in Section 2.6. If Seller disputes Buyer's determination in the Purchase Price Adjustment Notice by written notice thereof to Buyer within 15 days of the Purchase Price Adjustment Notice, Buyer and Seller shall thereafter attempt to resolve such dispute within 15 days of Seller's notice. If the parties cannot resolve the dispute within that 15 day period, Deloitte & Touche LLP ("Deloitte &

Touche") shall be mutually appointed by Buyer and Seller as the accounting firm and the decision of Deloitte & Touche shall be final and binding on the parties hereto. Buyer and Seller shall each pay half of the costs and expenses of Deloitte & Touche. The Accounting Standards shall be applied by all parties and Deloitte & Touche in determining Working Capital and the Purchase Price Adjustment hereunder. Neither the determination of Working Capital nor the Purchase Price Adjustment pursuant to Sections 2.6 and 2.7 shall limit, reduce or otherwise affect or alter the representations and warranties of the parties contained herein. To the Knowledge of Seller and the Shareholders, without any independent investigation, Schedule 2.7 lists the differences between the Accounting Standards and Generally Accepted Accounting Principles.

     2.8 Inventory. For purposes of determining the Working Capital as provided in Section 2.7 and the Purchase Price Adjustment pursuant to Section 2.6, Seller and Buyer shall conduct and complete a physical count and valuation of the Business's Inventories on the Closing Date or such other mutually agreed upon date. The Inventories reflected thereby shall be valued in accordance with the Accounting Standards applied on a consistent basis, using FIFO/average cost determining the value of Inventories.

     2.9 Uncollected Receivables; Returned Inventories. To the extent that any Receivables acquired by Buyer shall not have been paid on the date that the Purchase Price Adjustment is finally determined, or, if no Purchase Price Adjustment is determined, by the 75/th/ day following the Closing Date, Buyer shall assign those Receivables to Seller, which shall then be entitled to collect them, and Seller, on the date of such assignment, shall deliver to an account designated by Buyer, immediately available funds equal to the aggregate face amount of the Receivables so assigned by Buyer to Seller and such funds shall be counted and included in determining the Purchase Price Adjustment if the Purchase Price Adjustment has not then been determined or if the aggregate face amount of the Receivables so assigned was not included in the Purchase Price Adjustment. Buyer shall render to Seller such assistance as Seller may reasonably request with respect to the collection of any such Receivables assigned to Seller, at no cost or expense to Buyer. If any customer of Seller returns to Buyer any products sold such customer by Seller, Buyer shall (a) cancel the Receivable for such products, (b) refund to such customer the purchase price of the products or (c) give the customer credit for the purchase price of such products against future purchases from Buyer. In any of such cases, Seller shall pay Buyer the difference between the invoice price of such item and its inventory value at the time of return by delivery of immediately available funds to an account designated by Buyer, or if Buyer elects, by certified check payable to Buyer. With respect to any such returned products, Buyer shall make reasonable efforts to pursue any available remedy against the manufacturer thereof if such products were not manufactured by Seller and to credit Seller with any recovery received. Payments on Receivables by customers following the Closing shall be credited against invoices on a "first out, first in" basis (i.e., payments received to be credited to the invoice outstanding for the longest period), except to the extent of directions by customers to apply the payment on a different basis.

     2.10 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquisition Assets as specified in Exhibit D. After the Closing, the parties agree to make consistent use of the allocation, fair market values and useful lives specified in Exhibit D for all Tax purposes and in any and all filings, declarations and reports with the IRS in respect thereof, including without limitation, the reports required to be filed under Section 1060 of the IRC, if applicable, it being understood that Buyer shall prepare and deliver IRS Form 8594 to Seller within 45 days after the Closing Date if such form is required to be filed with the IRS. In any Proceeding related to the determination of any Tax, no party hereto shall contend or represent that such allocation is not correct.

3. Closing. Consummation of the purchase and sale of the Acquisition Assets as contemplated in this Agreement (the "Closing") shall take place at the offices of Buyer's counsel, Greenebaum Doll & McDonald PLLC, 2800 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202 at 10:00 a.m. (local time), or at such other place and time as the parties may mutually agree upon, on the "Closing Date," which shall be the later of (a) May 31, 2002; or (b) such date as the parties may mutually agree upon. The Closing shall be effective as of the close of business on the Closing Date (the "Effective Date").

4. Representations and Warranties of Seller and the Shareholders. Seller and each Shareholder, jointly and severally, hereby represent and warrant to Buyer as follows:

     4.1 Organizational Status. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Seller has, and at all times has had, full corporate or other applicable power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such business has and is now being conducted. Set forth on Schedule 4.1 are true and complete copies of the Organizational Documents of Seller, as amended to the Closing Date. Seller has not qualified to do business in any jurisdiction other than the State of Ohio. Neither the nature of the business of Seller, nor the character and location of the properties owned or leased by Seller, make its qualification to do business in any other jurisdiction necessary. The Shareholders own all of the issued and outstanding capital stock of Seller as set forth on Schedule 4.1.

     4.2 Financial Statements. Seller has delivered to Buyer the following financial statements of Seller and the Business (the "Seller Financial Statements"): (a) unaudited balance sheets of Seller and the Business for each of the fiscal years ending December 31, 1999 and 2000 and the related unaudited statements of income, changes in shareholder's equity and cash flow for each of the periods then ended, including in each case the notes thereto; and (b) an unaudited balance sheet of Seller and the Business as at December 31, 2001 (the "Acquisition Balance Sheet") and the related unaudited statements of income, changes in shareholders' equity and cash flow for the period then ended, including in each case the notes thereto. The Seller Financial Statements fairly present in all material respects the financial position and the results of operations, changes in shareholders' equity and cash flow of Seller and the Business, at the respective dates of, and for the periods referred to in,

Seller Financial Statements, all in accordance with the Accounting Standards, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have an Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the Acquisition Balance Sheet), consistently applied throughout the periods covered by the Seller Financial Statements involved, except as disclosed in the notes thereto. No financial statements of any Person other than Seller are required by GAAP to be included in the Seller Financial Statements. The Seller Financial Statements have been prepared from and are in accordance with the books and records of Seller and the Business.

     4.3 Absence of Undisclosed Liabilities. As of the date of the Acquisition Balance Sheet, to the best of Seller's Knowledge, Seller had no Liabilities except as shown (and in the amounts shown) on the Acquisition Balance Sheet or as shown on Schedule 4.3. Since the date of the Acquisition Balance Sheet, except as shown on Schedule 4.3, to the best of Seller's Knowledge, Seller has not incurred or become subject to any material Liability, other than Liabilities incurred in the Ordinary Course of Business, all of which have been paid in full in the Ordinary Course of Business or are reflected on Seller's regular books of account on the Closing Date and none of which is inconsistent with (a) the representations, warranties and covenants of Seller and the Shareholders contained herein or (b) any other provisions of this Agreement.

     4.4 Absence of Certain Events. Since the date of the Acquisition Balance Sheet, Seller and the Shareholders have not, with respect to Seller and the Business, except as set forth on Schedule 4.4:

         (a) Adverse Effect. To the best of the Shareholders' and Seller's Knowledge, suffered an Adverse Effect.

         (b) Agreement Termination or Amendment. Terminated or amended or suffered the termination or amendment of any material contract, lease, agreement, license or other instrument to which it is or was a party, other than any of such actions which occur in the Ordinary Course of Business or which do not have an Adverse Effect.

         (c) Bonuses and Compensation. Paid or obligated itself to pay any bonuses or extraordinary compensation to, or made any increase (except increases in the Ordinary Course of Business) in the compensation payable (or to become payable by it) to, any of its directors, officers, employees, agents, shareholders or other representatives of Seller.

         (d) Capital Expenditures. Made any capital expenditures or capital commitments in excess of $5,000 for any single one or series of related transactions or in excess of $25,000 in the aggregate.

         (e) Casualty Losses. Suffered any casualty, damage, destruction or loss to any of its properties not covered by insurance in excess of $5,000 for any one event or in excess of $25,000 in the aggregate.

         (f) Change in Accounting Principles. Made any change in accounting principles, methods or practices.

         (g) Change in Business. Other than this Agreement with Buyer, made any change in the Business or the manner of conducting the Business, other than changes in the Ordinary Course of Business, none of which has, and which in the aggregate have not had, an Adverse Effect.

         (h) Disposal of Assets. Disposed of any of its assets or properties other than in the Ordinary Course of Business.

         (i) Employee Discipline. Terminated, placed on probation, disciplined, warned or experienced any material dissatisfaction with, any officer, supervisory employee or outside salesperson of Seller.

         (j) Encumbrances. Subjected any of its assets or properties to any Encumbrances or to any other similar charge of any nature whatsoever.

         (k) Loans. Made any loan or advance in excess of One Thousand Dollars ($1,000.00) to any Person (except a normal travel or other reasonable expense advance to its officers and employees).

         (l) Material Transactions. Entered into any material transactions other than in the Ordinary Course of Business.

         (m) New Agreements. Entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) other than purchase orders entered into in the Ordinary Course of Business, which either involve more than $10,000 or were made outside the Ordinary Course of Business.

         (n) Payment of Accounts Payable Outside Ordinary Course of Business. Delayed or postponed the payment of any material accounts payable and other Liabilities outside the Ordinary Course of Business.

         (o) Payments to Officers, Directors or their Affiliates. Paid any funds to any of its officers or directors, or to any family member of any of them, or any Person in which any of the foregoing have any direct or indirect interest, except for the payment of installments of annual salaries and the bonuses accrued at the last day of Seller's fiscal year.

         (p) Plan Adoption, Modification or Amendment. Adopted, modified or amended any plan or agreement listed on Schedule 4.14(a) so as to increase the benefits due the employees of Seller under any such plan or agreement.

         (q) Resignations of or Disputes with Employees or Agents. Experienced any resignations of, or had any disputes involving the employment or agency relationship with, any employee or agent of Seller which to the Knowledge of Seller could reasonably be expected to have an Adverse Effect and, concerning any branch manager or outside salesperson, whether or not the same, to the Knowledge of Seller, could reasonably be expected to have an Adverse Effect.

         (r) Waivers and Write-Offs. Waived or released any debts, claims or rights of value or suffered any extraordinary loss or written down the value of any inventories or other assets or written down or off any receivable in excess of $5,000 for any one event or in excess of $25,000 in the aggregate.

         (s) Other Events. Been a party to any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving Seller other than entering into the letter of intent with Buyer.

         (t) Other Agreements. Entered into any agreement or commitment (whether or not in writing) to do any of the above.

and Seller and the Shareholders have:

         (u) used their Best Efforts to (1) preserve the Business and the organization of Seller; (2) keep available, without entering into any binding agreement, the services of Seller's employees; and (3) preserved the goodwill of Seller's customers and others having business relationships with Seller; and

         (v) continued the Business and maintained its operations and equipment, books of account, records and files in the Ordinary Course of Business.

     4.5 Accounts Receivable. All Receivables on the Closing Date represent (a) valid and bona fide obligations arising from sales actually made or services actually rendered by Seller in the Ordinary Course of Business; (b) are correct as to amount and legally enforceable according to their terms; and (c) to the Knowledge of Seller have no rights of defense, counterclaim or set-off against them, including any relating to the amount or validity of such Receivable.
Schedule 4.5 contains a complete and accurate list of all such Receivables as of 11:59 p.m. on May 30, 2002, and sets forth an accurate aging of all such Receivables.

     4.6 Assets Necessary To Business. Seller owns or leases the Acquisition Assets, including all properties and assets, tangible and intangible, which are necessary for Buyer to conduct the Business as heretofore conducted by Seller and necessary or appropriate for the continued conduct of the Business after the Closing Date in substantially the same manner as conducted prior to the Closing Date. Seller has all required and proper permits and licenses, including franchises, titles (including motor vehicle titles and current registrations), fuel permits and any other similar documents constituting a material entitlement or otherwise material to the operation of the Business (collectively, the "Permits") and Seller is a party to all other material contracts and agreements necessary to permit it to carry on the Business as presently conducted.

     4.7  Authority; Consents; Enforcement: Noncontravention; Noncompetes.

          (a) Authority. Seller has the corporate power and authority to execute, deliver and perform this Agreement and all other agreements, certificates or documents contemplated hereby ("Seller Ancillary Documents") and has taken all actions required to authorize, execute, deliver and perform this Agreement and the Seller Ancillary Documents, including approval by its board of directors and the Shareholders. The Shareholders have full power, authority and capacity to execute, deliver and perform this Agreement and the Seller Ancillary Documents.

          (b) Consents. Except as set forth on Schedule 4.7(b), no consent, approval, action or authorization of any third party, including any Governmental Authorization or application to, or other notice or filing with, any Governmental Body, is required for the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Seller or any Shareholder ("Seller's Consents").

          (c) Enforcement. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by Seller and the Shareholders and constitute the legal, valid and binding obligations of Seller and the Shareholders, enforceable in accordance with their terms.

          (d) Noncontravention. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller and the Shareholders does not violate any provision of the Organizational Documents of Seller and will not result in a breach or violation or default under any Order which Seller or any Shareholder is subject or result in a breach by Seller or any Shareholder under any material contract or obligation to which it or they are bound except for, and limited to the extent that, those contracts listed on Schedule 4.7(b) require consent of a third party as disclosed on Schedule 4.7(b). Except for on those contracts requiring consent of a third party as disclosed in Schedule 4.7(b), neither the execution and the delivery of this Agreement and the Seller Ancillary Documents, nor compliance with, or fulfillment of, the terms, conditions and provisions hereof or thereof, will (1) to the best of Seller's and Shareholders' Knowledge, violate any Legal Requirement of Seller or any Shareholder; (2) materially conflict with, result in a material breach of, constitute a material default under, any Contract or Order to which Seller or any Shareholder is a party; (3) create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Seller or any Shareholder is a party; (4) accelerate any Liability of Seller, any Shareholder or the Business; (5) result in the imposition of or creation of any Encumbrance upon or with respect to any of the Acquisition Assets; (6) require any notice under any Contract or Order to which Seller or any Shareholder is a party or by which it or they are bound or to which any of its or their assets or properties are subject; or (7) require the approval, consent, authorization or act of, or the making by, Seller or any Shareholder of any declaration, filing or registration with, any Person.

          (e) Restriction on Competition. Neither Seller nor any Shareholder is a party to or subject to any contract, arrangement or commitment containing covenants by Seller or any Shareholder prohibiting or restricting competition in any line of business or activity or restricting the customers from whom, or the area in which, Seller or any Shareholder may solicit or conduct business.

  4.8 Books and Records. Prior to the execution of this Agreement, Seller made available to Buyer for its examination the books of account, records and minute and stock books of Seller ("Books and Records"). The Books and Records are true and complete in all material respects and have been prepared in the usual and customary manner. No material changes or additions to the Books and Records of Seller have been made from the date such Books and Records were first made available to Buyer and nothing which should be set forth in said Books and Records, if prepared in the usual and customary manner of Seller, has occurred from the date such Books and Records were first made available to Buyer, except for such changes, additions or events which have been made or have occurred, as the case may be, in the Ordinary Course of Business.

     4.9  Compliance With Legal Requirements; Governmental Authorizations.


          (a) Compliance With Legal Requirements. To the Knowledge of Seller, and except as set forth on Schedule 4.9(a):

               (1) Seller is, and, at all times since its inception has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Acquisition Assets;

               (2) within the last two years, no event has occurred, nor does any circumstance exist, that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement; or (B) may give rise to any obligation on the part of Seller to undertake or to bear all or any portion of the cost of, any remedial action of any nature; and

               (3) Seller has not received, at any time within the last two years, any notice or other communication (whether oral or written) from any Governmental Body regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

              (b) Governmental Authorizations. Schedule 4.9(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the Business, or to any of the assets owned or used by Seller, and is material to the operation of the Business. Each Governmental Authorization listed or required to be listed on Schedule 4.9(b) is valid and in full force and effect except where the failure to do so would not have an Adverse Effect. Schedule 4.9(b) also sets forth the name of any third party from whom consent must be obtained in order to effect a transfer to Buyer of the Permits to be acquired as a result of the transactions contemplated herein; and, except as set forth on Schedule 4.9(b), Seller has obtained all such consents except where the failure to be so valid and in force and effect would not have an Adverse Effect. To the Knowledge of Seller, and except as set forth on Schedule 4.9(b):

               (1) Seller is in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 4.9(b);

               (2) no event has occurred, nor does any circumstance exist, that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 4.9(b); or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 4.9(b);

               (3) Seller has not received, within the last two years, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

               (4) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on
     Schedule 4.9(b) have been duly filed on a timely basis with the appropriate Governmental Bodies and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed on Schedule 4.9(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner it is currently conducted and operated and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets, to the Knowledge of Seller.

     4.10 Computer Systems; Software.

          (a) Condition of Computers. Except as set forth on Schedule 4.10(a), to the best of Seller's Knowledge, all computers and computer systems owned, leased or used by Seller in connection with the Business (including software, communication links and storage media) (collectively, "Computers"):

               (1) are currently operating;

               (2) are in full operating order and fulfill the purposes for which they were acquired, established and are currently used;

               (3) have adequate capacity for the present needs of the Business.

          (b) Condition of Software. Except as set forth on Schedule 4.10(b), to the best of Seller's Knowledge, all software used on or stored or resident in the Computers ("Software") is currently operating and is lawfully held and used and, to the Knowledge of Seller, does not infringe the intellectual property rights of any Person and all copies held have been lawfully made.

          (c) Ownership of Software. No Software owned by or licensed to Seller is used by or licensed or sublicensed by Seller to any other Person.

          (d) Operation of Computers. All Data and Records stored by electronic means are capable of ready access through the Computers. To Seller's Knowledge, except as disclosed on Schedule 4.10(d), the transactions contemplated in this Agreement will not cause any of Seller's license agreements as referred to in this Section 4.10 to be terminated or the terms varied or any rates or royalties payable to be materially increased.

   4.11 Condition and Sufficiency of Assets. Except as disclosed on Schedule 4.11, to the best of Seller's Knowledge, the tangible Acquisition Assets are structurally sound, are free from material defects (patent and latent) and have been maintained in accordance with the manufacturer's recommendations. To the best of Seller's Knowledge, the tangible Acquisition Assets are (i) currently in good operating condition and repair (subject to normal wear and tear); (ii) suitable for the purposes for which they are presently used and presently proposed to be used; and (iii) not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

   4.12 Contracts. Schedule 4.12 contains a list of each contract to which Seller is a party, except for (a) sales or purchase orders entered into in the Ordinary Course of Business; (b) contracts involving Seller's receipt or payment of less than $25,000 in any 12-month period; and (c) contracts cancelable without penalty or payment upon no more than 30 days notice. Seller has furnished Buyer with a true and complete copy of each written contract listed on Schedule 4.12. Each such Contract set forth on Schedule 2.1(g) is legal, valid, binding, enforceable and in full force and effect and shall, as to Buyer, continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. No party to any such Contract set forth on Schedule 2.1(g) is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Contract and no party has repudiated any provision of any Contract set forth on Schedule 2.1(g). All of the material Contracts which are set forth on Schedule 2.1(g) are assignable by Seller to Buyer and such assignment may be made without the consent of any other party to the Contract and will not result in a breach, violation or default under any such Contract, except as set forth on Schedule 2.1(g).

   4.13 Customers of Seller; Conditions Affecting Seller. Schedule 4.13 sets forth the 5 largest customers of Seller by dollar value of aggregate purchases from Seller over the 24 months ended December 31, 2001. Except as set forth on
Schedule 4.13, none of the customers identified on Schedule 4.13 have terminated their relationship with Seller or otherwise ceased doing business with Seller or otherwise indicated to Seller that the amount of revenue accounted for by such customer is likely to be materially less after the Closing Date than the amount reflected for such customer on Schedule 4.13. Seller has disclosed to Buyer the terms and conditions of any sale requested by Buyer and identified all customers with annual purchases in excess of $20,000. Terms and conditions of sale with customers are negotiable and vary from order to order.

   4.14  Employee Benefits.

         (a) Benefit Plans. Except as set forth on Schedule 4.14(a), Seller is not a Plan Sponsor (as defined in section 3(16)(B) of ERISA) or an ERISA Affiliate (which means, with respect to Seller, any other Person that, together with Seller, would be treated as a single employer under section 414 of the
IRC), nor has Seller or an ERISA Affiliate contributed, and neither Seller nor an ERISA Affiliate does now contribute, to any "employee pension benefit plans" ("Pension Plans") or "employee welfare benefit plans" ("Welfare Plans") (as defined in section 3(2) and (1), respectively, of ERISA) or to any "multi employer plan" ("Multiemployer Plans") (as defined in either section 3(37) of ERISA or section 414(f) of the IRC). Except as set forth on Schedule 4.14(a), neither Seller nor an ERISA Affiliate has any obligation, arrangement, practice, plan or agreement to provide present or future benefits, other than salary and bonuses awarded in the Ordinary Course of Business, as compensation for services rendered, to any of its present or former employees, officers, directors, agents or representatives, nor any voluntary employees' beneficiary association under section 501(c)(9) of the IRC ("VEBA") whose members include employees of Seller or an ERISA Affiliate, nor any obligation, arrangement, practice, plan or agreement providing stock options, stock purchase, deferred compensation, severance, "fringe benefits" (as described in section 132 of the IRC) or any other employee benefits of any nature whatsoever ("Compensation Plans"). Welfare Plans, Pension Plans and Compensation Plans are collectively referred to as "Benefit Plans."

         (b) Compliance of Benefit Plans With ERISA and IRC. Seller has performed all of its obligations under all Benefit Plans and has made appropriate entries in its financial records and statements for all Liabilities under all Benefit Plans that have accrued but are not due. All of the Benefit Plans and any related trust agreements or annuity contracts (or any funding instrument) comply currently, and have complied in the past, with the applicable and material provisions of ERISA and the IRC, where required in order to be a qualified plan under section 401(a) of the IRC and tax exempt under section 501 of the IRC, and all other Legal Requirements. To the Knowledge of Seller, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax exempt status of any such Plan or trust. Neither Seller, nor any Person who is a fiduciary or otherwise has a relationship to a Benefit Plan, has any liability to the IRS or the Pension Benefit Guaranty Corporation with respect to a Benefit Plan or any Liability under sections 502 or 4071 of ERISA. All filings required by ERISA and the IRC as to each Benefit Plan have been timely filed and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided. Other than routine claims for benefits submitted by participants or beneficiaries in the ordinary course, no claim against, or Proceeding involving, any Benefit Plan is pending or Threatened.

          (c) Post-Retirement Benefits. Except to the extent required under section 4980B of the IRC or Part 6 of Subtitle B of Title I of ERISA, Seller does not provide Welfare Benefits for any retired or former employee nor is it obligated to provide any Welfare Benefits to any active employee following such employee's retirement or other termination of service.

          (d) Administration and Cost of Plans. Each of the Welfare Plans and Pension Plans has been administered in substantial compliance with the requirements of the IRC and ERISA and all material reports required by any governmental agency with respect to each such Plan have been timely filed. Neither Seller nor an ERISA Affiliate has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated.

          (e) No Prohibited Transactions. Neither Seller nor any of its directors, managers, officers or employees who are fiduciaries, nor any other fiduciary of any of the Pension Plans or Welfare Plans, has engaged in any transaction in violation of section 406 of ERISA (for which no exemption exists under section 408 of ERISA) or any "prohibited transaction" (as defined in section 4975(c)(1) of the IRC) for which no exemption exists under sections 4975(c)(2) or 4975(d) of the IRC.

          (f) Compliance of Health Plans. Each "group health plan" (as defined in section 4980B(g)(2) of the IRC) maintained by Seller has been administered in compliance with the continuation coverage and notice requirements of section 601 et seq. of ERISA, section 4980B of the IRC (and the regulations thereunder) and all other Legal Requirements.

          (g) Copies of Documents. Seller has furnished to Buyer a true and complete copy of all documents that set forth the terms of each Benefit Plan described on Schedule 4.14(a) and the summary plan description which Seller or an ERISA Affiliate is obligated to prepare for such plans and all summaries and descriptions furnished to participants and beneficiaries regarding Benefit Plans for which a summary plan description is not required. In addition, Seller has furnished to Buyer:

              (1) a written description of any Benefit Plan that is not otherwise in writing;

               (2) all Seller's personnel, payroll and employment manuals and policies currently in effect;

               (3) all insurance policies currently in effect purchased by or to provide benefits under any Benefit Plan;

               (4) all contracts with third party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Benefit Plan;

               (5) a true and correct copy of any favorable determination letter as to the qualification under the IRC of each of the Pension Plans and each amendment thereto that has been issued by the IRS; and

               (6) the annual return (Form 5500 or Form 990 series) filed in each of the most recent three plan years with respect to each Benefit Plan, including all schedules thereto and the opinions of independent accountants, if any.

       4.15 Employees and Compensation.

            (a) Listing of Employees. Schedule 4.15 identifies all officers and employees of Seller as of the Closing Date, the amount of their current annual salaries or hourly rates, their bonuses paid in the past year, their current job titles, vacation accrued and a complete description of any commitments to such employees and officers with respect to compensation payable hereafter. Seller has not, because of past practices or previous commitments with respect to its officers or employees, established any legally enforceable rights or reasonable expectations on the part of such officers or employees to receive additional compensation inconsistent with past practices with respect to any period after the Closing Date. None of Seller's employees has given written notice to Seller that such employee intends to leave Seller's employment. Except as set forth on
Schedule 4.15, Seller has no Knowledge of any employee presently intending to leave employment with the Seller or to not accept employment with Buyer, should Buyer choose to employ such employee upon purchasing the Acquisition Assets hereunder. Set forth on Schedule 4.15 is a description of all claims made against Seller by its officers, employees or former employees within the last 36 months, as well as all unresolved claims made against Seller by its officers, employees or former employees. No officer or employee of Seller is employed by Seller outside the United States of America.

            (b) Agreements With Employees. Except as described on Schedule 4.15, Seller is not a party to or bound by any written or oral:

               (1) employment agreement (other than employment agreements under which the only monetary obligation of Seller is to make current wage or salary payments and provide current employee benefits and other employee benefits required by any Legal Requirement), consulting, advisory or service agreement, confidentiality agreement or covenant not to compete;

               (2) contract or agreement with any officer, employee or Shareholder (other than employment agreements disclosed in response to clause (1) or excluded from the scope of clause (1)), agent or attorney-in-fact of Seller; or

               (3) obligation to provide, presently or in the future, retiree medical insurance coverage, retiree life insurance coverage or other benefits for retired employees or directors of Seller, or their dependents, except as required by any Legal Requirement, and, to the extent of any such obligation, the name, pension benefit, pension option election, medical insurance coverage and life insurance coverage for such retirees is described on Schedule 4.15.

          (c) Confidentiality and Noncompetition Agreements. Except as described on Schedule 4.15, to the Knowledge of Seller, no officer or employee of Seller is a party to, or is otherwise bound by, any written agreement or arrangement with any Person, including any confidentiality, noncompetition or proprietary rights agreement, that has, had or will have an Adverse Effect on:
(1) the performance of his or her duties as an officer or employee of Seller or
(2) the ability of Seller to conduct its Business.

          (d) Additional Employee Matters. Set forth on Schedule 4.15 is a list of each employee of Seller and each qualified beneficiary of an employee of Seller who has incurred a qualifying event and has elected, or is eligible to elect, continuation coverage under Seller's group health plan pursuant to section 4980B of the IRC and section 601 et seq. of ERISA. Further set forth on
Schedule 4.15 is a list of each employee of Seller and each qualified beneficiary of an employee of Seller who, as a result of the transactions contemplated herein, will incur a qualifying event and will be eligible to elect continuation coverage pursuant to section 4980B of the IRC and section 601 et seq. of ERISA. Also set forth on Schedule 4.15 is a list of each employee of Seller who has requested or is on a leave of absence pursuant to the provisions of the Family and Medical Leave Act.

     4.16 Environmental Matters.

          (a) Compliance with Environmental Laws. Except as set forth on
Schedule 4.16(a), to the best of Seller's Knowledge, Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor any Shareholder, nor any other Person for whose conduct they are held to be responsible, has received any actual or, to the Knowledge of Seller, Threatened Order, notice or other communication from any Governmental Body or private citizen acting in the public interest or from the current or prior owner or operator of the Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or, to the Knowledge of Seller, Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities.

               (b) No Environmental Claims. Except as set forth on Schedule 4.16(b) there are no pending or, to the Knowledge of Seller, Threatened claims, Liens, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or the Acquisition Assets.

               (c) No Environmental Orders. Except as set forth on Schedule 4.16(c), to the best Knowledge of Seller and Shareholders, neither Seller nor any Shareholder has any basis to expect, nor have any of them, received any written citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any Acquisition Assets.

               (d) No Hazardous Materials. Except as set forth on Schedule 4.16(d), to the best of Seller's and Shareholders' Knowledge, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located on or in land, water, sumps or any other part of the Facilities or such adjoining property or incorporated into any structure therein or thereon. Neither Seller, nor any Shareholder, is aware of, any Hazardous Activity conducted at the Facilities except as disclosed on Schedule 4.16(d).

               (e) No Release. Except as set forth on Schedule 4.16(e), to the best of Seller's or any Shareholder's Knowledge there has been no Release of any Hazardous Materials at or from the Facilities, whether by Seller or any Shareholder or any other Person.

               (f) Delivery of Reports, Etc. Seller has delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests or monitoring possessed or initiated by Seller or any Shareholder pertaining to Hazardous Materials or Hazardous Activities in, or under, the Facilities or concerning compliance by Seller with Environmental Laws.

          4.17 Insurance. Seller has delivered to Buyer copies of each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured or otherwise the beneficiary of coverage.

          4.18 Intellectual Property.

               (a) Definition of Intellectual Property. The term "Intellectual Property" as used in this Agreement means all of the intangible and intellectual property of Seller, including, but not limited to the following:

               (1) all post office box numbers, Internet domain names (registered and unregistered), telephone and facsimile numbers, e-mail addresses and all other listings used in the Business, each of which is set forth on Schedule 4.18(a)(1);

               (2) the name "Quick Pak, Inc.," and all other Marks;

               (3) all Patents;

               (4) all Copyrights; and

               (5) all Trade Secrets.

          (b) Ownership of Intellectual Property. Seller owns or has the right to use all of the Intellectual Property material to the operation of the Business as it is currently conducted. Except for the Intellectual Property licensed by Seller as a licensee, a copy of each such license is attached to
Schedule 4.18(b) and, except as otherwise disclosed on Schedule 4.18(b), Seller owns all right, title and interest in and to all of the Intellectual Property, free and clear of all Liens, security interests, charges, Encumbrances, equities and other adverse claims, and has the right to use all of such Intellectual Property without payment to a third party. All Intellectual Property is either assignable or licensable by Seller to Buyer and such assignment or license may be made without the consent of any third party and will not result in any breach, violation or default under any agreement involving Intellectual Property.

          (c) Patents. Set forth on Schedule 4.18(c) is a complete and accurate list and summary description of all of Seller's patents ("Patents"). Except as disclosed on Schedule 4.18(c):

               (1) all of the issued Patents are (A) currently in compliance in with all applicable Legal Requirements (including payment of filing, examination and maintenance fees and proofs of working or use); (B) valid and enforceable; and (C) not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date;

               (2) no Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding. To the Knowledge of Seller, there is no potentially interfering patent or patent application of any third party;

               (3) no Patent is infringed or, to the Knowledge of Seller, has been challenged or threatened in any way;

               (4) to the Knowledge of Seller, none of the products manufactured and sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any third party; and

         (5) all products made, used or sold under the Patents have been marked with the proper patent notice.

     (d) Marks. Set forth on Schedule 4.18(d) is a complete and accurate list and summary description of all of Seller's marks ("Marks"). Except as disclosed on Schedule 4.18(d):

         (1) Seller is the owner of all right, title and interest in and to each of the Marks, free and clear of all Liens, security interests, charges, Encumbrances, equities and other adverse claims;

         (2) all Marks that have been registered with the United States Patent and Trademark Office are (A) currently in compliance with all applicable Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications); (B) valid and enforceable; and (C) not subject to actions falling due within 90 days after the date hereof, except for such noncompliance which would not be expected to have an Adverse Effect;

         (3) no Mark has been or is now involved in any opposition, invalidation, cancellation or infringement action and, to the Knowledge of Seller, no such action is Threatened against any of the Marks;

         (4) to the Knowledge of Seller, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any third party, nor, to the Knowledge of Seller, is there any potentially interfering trademark or trademark application of any third party; and

         (5) all of Seller's products and materials containing a Mark bear the proper federal registration notice where permitted by law.

     (e) Copyrights. Set forth on Schedule 4.18(e) is a complete and accurate list and summary description of all of Seller's Copyrights. Except as disclosed on Schedule 4.18(e):

         (1) Seller is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Liens, security interests, charges, Encumbrances, equities and other adverse claims;

         (2) all the material Copyrights have been registered and are (A) currently in compliance with all applicable Legal Requirements; (B) valid and enforceable; and (C) not subject to any taxes or actions falling due within 90 days after the date hereof;

         (3) no Copyright is infringed or, to the Knowledge of Seller, has been challenged or threatened in any way; and

         (4) none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

     (f) Trade Secrets. Each trade secret of Seller ("Trade Secrets"), and the documentation relating to such Trade Secret, is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Seller and the Shareholders have taken all reasonable precautions to protect the secrecy, confidentiality and value of Seller's Trade Secrets. Seller has good title and an absolute, exclusive right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and have not been used, divulged or appropriated either for the benefit of any other Person or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     (g) Royalties. Schedule 4.18(g) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, of all agreements or contracts relating to any of the Intellectual Property to which Seller is a party or by which it is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Seller is the licensee. There are no outstanding or threatened disputes or disagreements relating to any such agreement.

     (h) Employee Agreements. No former or current employee of Seller has executed a written agreement that assigns to a Person other than Seller any or all rights to any inventions, improvements, discoveries or information relating to and used in the Business. Any inventions, improvements, discoveries or information relating to and used in the Business and developed by former or current employees of Seller in the course of their employment with Seller are owned by Seller. To the Knowledge of Seller, no employee of Seller has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Seller.

  4.19 Inventory. All Inventories on the Closing Date consist of items of a quality and quantity useable or saleable in the Ordinary Course of Business as presently conducted, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Acquisition Balance Sheet or on the accounting records of Seller as of the Closing Date, as the case may be. No items included in the Inventories are pledged as collateral or held by Seller on consignment from another, except as set forth on Schedule 4.19. The inventories are valued in accordance with the Accounting Standards and FIFO/average cost, consistent with past practices, and were so valued at the date of the Acquisition Balance Sheet. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller and the Business. The inventory obsolescence policies of Seller are appropriate for the nature of the products sold and the marketing methods used by Seller and the reserve for inventory obsolescence contained in the Acquisition Balance Sheet fairly reflects the amount of obsolete inventory as of the date thereof. Seller shall conduct physical inventory on May 31, 2002, or on such other mutually agreed date, and will make full and complete adjustments to its perpetual records pursuant to such physical inventory.

  4.20 Investment Intention. Seller is acquiring the Note solely for its own account and not with any view to or for resale, distribution or other disposition.

  4.21 Labor Relations; Compliance. Seller has not been, nor is it, a party to any collective bargaining or other labor contract. Except as set forth on
Schedule 4.21, there has not been within the past three (3) years, there is not presently pending or existing and, to the Knowledge of Seller, there is not Threatened (a) any strike, slowdown, picketing, work stoppage or employee grievance process; (b) any Proceeding against or affecting Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee, former employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting Seller or its premises; or (c) any application for certification of a collective bargaining agent. To the Knowledge of Seller and the Shareholders, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Seller and no such action is contemplated by Seller. Seller is in substantial compliance in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. Except as set forth on
Schedule 4.21, Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

        4.22 Litigation; Orders.

             (a) Proceedings. Except as set forth on Schedule 4.22, there is no Proceeding pending or, to the Knowledge of Seller, Threatened against or relating to Seller or its property or assets. Except as disclosed on Schedule 4.22, to the Knowledge of Seller: (i) there is no basis or alleged basis for any such Proceeding or of any governmental investigation relative to Seller, its property or assets, and (ii) no event has occurred, nor does any circumstance exist, that may give rise to or serve as a basis for the commencement of any such Proceedings which may have an Adverse Effect on Buyer.

             (b) Orders. Except as set forth on Schedule 4.22, (1) there is no Order to which Seller, or any of the assets owned or used by Seller, is subject, other than Orders generally affecting the industry in which Seller conducts the Business; (2) nor is any Shareholder subject to any Order that relates to the business of, or any of the assets owned or used by, Seller; and (3) no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business. Except as set forth on Schedule 4.22, (A) Seller and each Shareholder are in full compliance with all of the material terms and requirements of each Order to which they, or any of the assets owned or used by them, are or have been subject; (B) no event has occurred, nor does any circumstance exist that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, or any of the assets owned or used by Seller, is subject which may have an Adverse Effect on Buyer; and (C) neither Seller nor any Shareholder has received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any Shareholder, or any of the assets owned or used by Seller, are or have been subject, which may have an Adverse Effect on Buyer.

   4.23 No Agent or Broker. Except for Becker & Beggs, Ltd., no agent or broker or other Person acting pursuant to authority given by Seller or any Shareholder is entitled to any commission, finder's fee or other compensation from Buyer in connection with the transactions contemplated by this Agreement.

   4.24 Notices of Violation. Seller has received no notice, and, to the Knowledge of Seller, there is no pending notice, of violation of any Legal Requirement, nor the pendency of any Proceeding, threatened or otherwise, which could prohibit, impede, delay or adversely effect the ability of Seller to effect the transactions contemplated in this Agreement.

   4.25 Personal Property. Schedule 4.25 contains a detailed list of all machinery, equipment, fixtures, computer hardware and software, tools, supplies, spare parts, furniture and vehicles purchased for or used in connection with the Business and all other tangible personal property and assets owned or leased by Seller which are used in or relate to the Business. Schedule 4.25 contains an accurate and complete listing of all such assets as of 11:59 p.m. on May 30, 2002.

     4.26 Products.

          (a) Product Warranties. Each product manufactured, fabricated, assembled, sold, leased or delivered by Seller has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and Seller has no Liability (and, to the Knowledge of Seller, there is no basis for any present or future Proceeding against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the Acquisition Balance Sheet, as adjusted for the passage of time through the Closing Date in the Ordinary Course of Business. No product manufactured, fabricated, assembled, sold, leased or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable terms and conditions of sale or lease for such product. Because of the nature of Seller's Business, Seller does not have any standard terms and conditions of sale. Each business relationship of the Seller requires a customized terms and conditions of sale.

          (b) Product Liability. To the best of Seller's Knowledge, Seller has no Liability (and, to the Knowledge of Seller, there is no basis for any present or future Proceedings against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, fabricated, assembled, sold, leased or delivered by Seller prior to the Closing Date.

     4.27 Real Property.

          (a) Owned Real Property. Seller does not own any real property.

          (b) Leased Real Property. Schedule 4.27(b) lists and describes briefly all real property leased or subleased to Seller. Seller has delivered to Buyer correct and complete copies of the leases and subleases listed on Schedule 4.27(b), as amended. With respect to each lease and sublease listed on Schedule 4.27(b), and except as set forth on Schedule 4.27(b):

              (1) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

              (2) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

              (3) all facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Legal Requirements; and

              (4) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of such facilities.

     4.28 Similar Business Ownership. Neither the Shareholders, nor any officer or director of Seller, nor any family member of any of them, owns, directly or indirectly, any interest in, or is an officer, director or principal of, any corporation, partnership, proprietorship, association or other entity which is engaged in a business similar to that of Seller, which has conducted any business of any type whatsoever with Seller, or which is a party to any contract or agreement to which Seller is a party or to which it may be bound, except as set forth on Schedule 4.28. Neither the Shareholders, nor any officer or director of Seller, nor any family member of any of them has, directly or indirectly, engaged in any transaction with Seller, except transactions inherent in the capacity of such person as an officer, director or employee of Seller, and except as set forth on Schedule 4.28.

     4.29 Solvency. Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) Seller will be able to pay its Liabilities as they become due;
(b) Seller's capital will not be impaired or inadequate; (c) Seller will not have insufficient capital with which to conduct its present or proposed business; and (d) Seller will be able to satisfy any judgments against it in actions for money damages promptly in accordance with their terms (taking into account litigation pending and Threatened, the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other Liabilities of Seller as they become due. The cash available to Seller, after taking into account all other anticipated uses of the cash of Seller, will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section, "insolvent" means, for any Person, that the sum of the present fair saleable value of its assets does not and will not exceed its Liabilities.

     4.30 Status of Contracts. Except as set forth on Schedule 4.30, to the Knowledge of Seller, each of the Contracts listed on Schedules 2.1(g), 4.14(a) and 4.27(b) (collectively, the "Seller Agreements") constitutes a legal, valid, binding and enforceable obligation of the parties thereto and is in full force and effect and the transactions contemplated herein shall not have an Adverse Effect on the Seller Ancillary Agreements and they shall continue in full force and effect immediately after the Closing with Buyer as a party thereto instead of Seller, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Seller has fulfilled and performed its obligations under each of the Seller Agreements, and Seller is not in, or, to the Knowledge of Seller, alleged to be in, breach or default under, nor to the knowledge of Seller is there or is there alleged to be any basis for termination of, any of the Seller Agreements and, to the Knowledge of Seller, no other party to any of the Seller Agreements has breached or defaulted thereunder, and to the Knowledge of Seller no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or, to the Knowledge of Seller, by any such other party. Seller is not currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. None of the Seller Agreements contains terms unduly burdensome or harmful to Buyer, upon assignment to Buyer. True and complete copies of each of the Seller Agreements have heretofore been delivered to Buyer by Seller.

     4.31 Studies. Seller has delivered to Buyer copies of all engineering studies, environmental impact reports or assessments and other reports and studies that are material to the Business, and Schedule 4.31 contains a listing thereof.

     4.32 Subsidiaries and Investments. Seller does not, directly or indirectly,
(a) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity; or (b) control any corporation, partnership, joint venture or other entity which is involved in or relates to Seller.

     4.33 Taxes; Tax Returns; Tax Elections.

          (a) Tax Returns. Seller has prepared, signed and filed all Tax Returns required to be filed prior to the Closing Date. Attached to Schedule 4.33(a) are copies of all income and sales Tax Returns filed by Seller since December 31, 1998. All Tax Returns were correct and complete in all material respects and Seller has timely paid or accrued all Taxes or installments thereof of every kind and nature whatsoever which were due and owing on Tax Returns or which were or are otherwise due and owing under all applicable laws and regulations for any periods for which Tax Returns were due, whether or not reflected on the Tax Returns, and which may have an Adverse Effect on Buyer. The provision for Taxes in the Acquisition Balance Sheet is sufficient for the payment of all Taxes attributable to all periods ended on or before its date and reasonably adequate accruals have been made by Seller for all liabilities for Taxes accruing since its date. Seller has timely paid in full all ad valorem property taxes and other assessments levied on its assets and properties which have heretofore become due and payable. There are no Proceedings, investigations or claims now pending, nor, to the Knowledge of Seller, proposed or Threatened against Seller, nor are there any matters under discussion with the IRS or any other Governmental Authority relating to any Taxes or assessments or any claims or deficiencies with respect thereto. Seller has not undergone any income or sales Tax audits by the IRS or relevant state authorities, except as set forth on Schedule 4.33(a).

          (b) Tax Elections. Seller made an election under section 1362 of the IRC to be subject to income tax as an S corporation and has been an S corporation since its inception. Seller is not a "foreign person" within the meaning of section 1445 of the IRC.

          (c) Withholdings. Seller has withheld proper and accurate amounts from its employees in full and complete compliance with the tax withholding provisions of the IRC and other applicable Legal Requirements and has filed proper and materially accurate federal, foreign, state and local Tax Returns and reports for all years and periods (and portions thereof) for which any Tax Returns were due with respect to employee income, income tax withholding, withholding taxes, social security taxes and unemployment taxes. All payments due from Seller on account of employee tax withholdings, including income tax withholdings, social security taxes or unemployment taxes in respect to years and periods (and portions thereof) ended on or prior to the Closing Date were paid prior to such date on or before their due date.

          (d) Tax Clearance. Except as provided on Schedule 4.33(d) and in
Section 6.6, (1) Seller is not liable for any sales or use Tax, (2) no sales Tax will be imposed on the sale of the Acquisition Assets to Buyer and (3) Buyer is not required to withhold any portion of the Purchase Price on account of any sales or use Tax.

     4.34 Title to Properties. Seller has good and marketable title to all of the Acquisition Assets (excluding leased properties). Except as set forth on
Schedule 4.34, all Acquisition Assets are free and clear of all Encumbrances, except the Lien for current ad valorem taxes not yet due and payable.

     4.35 Completeness of Statement; Effect of Representations and Warranties. Seller and the Shareholders have disclosed to Buyer in separate writings or in the Schedules attached hereto, all adverse facts known to them relating to the representations and warranties. The representations and warranties of Seller and the Shareholders in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, are true and complete in all respects. No representation or warranty of Seller or the Shareholders in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. All of the representations and warranties made by Seller and the Shareholders, as qualified by the disclosures made on the Schedules attached hereto, are made with the knowledge, expectation, understanding and desire that Buyer place complete reliance thereon. Neither the representations and warranties of Seller or the Shareholders, nor the indemnification obligations of Seller and the Shareholders, shall be affected, qualified, modified or deemed waived by reason of the fact that Buyer should have known that any representation or warranty of Seller or the Shareholders is or might be inaccurate in any respect. The effect of Buyer's Knowledge of an inaccuracy is provided for in Section 11.9(c).


5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller and the Shareholders as follows:

   5.1 Corporate Status. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio and is authorized to transact business therein. Buyer has, and at all times has had, full corporate or other applicable power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such businesses have and are now being conducted.

   5.2 Authority; Consents; Enforcement; Noncontravention; Noncompetes.

       (a) Authority. Buyer has the corporate or other applicable power and authority to execute, deliver and perform this Agreement, the Note and all other agreements, certificates or documents contemplated hereby to which it is a party ("Buyer Ancillary Documents") and except as set forth on Schedule 5.2(a) has taken all actions required to authorize, execute, deliver and perform this Agreement and the Buyer Ancillary Documents, including approval by the members or manager of Buyer.

       (b) Consents. Except as set forth on Schedule 5.2(b), no consent, action, approval or authorization of or registration, declaration or filing with any Governmental Body, is required for the execution, delivery or performance of this Agreement or the Buyer Ancillary Documents by Buyer ("Buyer's Consents").

       (c) Enforcement. This Agreement and the Buyer Ancillary Documents have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, as the case may be, enforceable in accordance with their terms.

       (d) Noncontravention. The execution and delivery of this Agreement and the Buyer Ancillary Documents by Buyer does not violate any provision of the Organizational Documents of Buyer and will not result in a breach or violation or default under any Order of any court or governmental authority to which Buyer is subject or result in a breach by Buyer under any contract or obligation to which it is bound. Neither the execution and the delivery of this Agreement and the Buyer Ancillary Documents, nor the compliance with, or fulfillment of, the terms, conditions and provisions hereof or thereof, will (1) violate any Legal Requirement of Buyer or any provision of its organizational documents; (2) conflict with, result in a breach of, constitute a default under, any contract, agreement, lease, license, instrument or other arrangement or order to which Buyer is a party or is bound by; (3) result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets or properties owned or used by Buyer; (4) require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets or properties are subject; or (5) require the approval, consent, authorization or act of, or the making by Buyer of, any declaration, filing or registration with, any Person.

   5.3 No Agent or Broker. No agent or broker or other Person acting pursuant to authority given by Buyer or Guarantor is entitled to any commission or finder's fee or other compensation, in connection with the transactions contemplated by this Agreement.

   5.4 Completeness of Statements; Effect of Representations and Warranties. Buyer has disclosed to Seller in other writings or in the Schedules attached hereto, all adverse facts known to it relating to the representations and warranties of Buyer. The representations and warranties of Buyer in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, are true and complete in all respects. No representation or warranty of Buyer in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. All of the representations and warranties made by Buyer (as qualified by the disclosure made on the Schedules attached hereto) are made with the knowledge, expectation, understanding and desire that Seller place complete reliance thereon. Neither the representations and warranties of Buyer, nor the indemnification obligations of Buyer, shall be affected, qualified, modified or deemed waived by reason of the fact that Seller or the Shareholders knew or should have known that any representation or warranty of Buyer is or might be inaccurate in any respect.

   5.5 Guarantor's Corporate Status. Guarantor is a public corporation whose shares are listed on a national stock exchange and is the most remote parent corporation of Buyer; and is duly organized, validly existing and in good standing under the laws of the State of Ohio and is authorized to transact business therein. Guarantor has, and at all times has had, full corporate or applicable power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such businesses have and are now being conducted.

     5.6 Guarantor Authorities; Consents; Enforcement; Noncontravention.

         (a) Authority. Guarantor has the corporate or other applicable power and authority to execute, deliver and perform this Agreement, the Guaranty and all other agreements, certificates or documents contemplated hereby to which it is a party ("Guarantor Ancillary Documents") and except as set forth on Schedule 5.6(a) has taken all actions required to authorize, execute, deliver and perform this Agreement and the Guarantor Ancillary Documents, including approval by the board of directors of Guarantor.

         (b) Consents. Except as set forth on Schedule 5.6(b), no consent, action, approval or authorization of or registration, declaration or filing with any Governmental Body, is required for the execution, delivery or performance of this Agreement or the Guarantor Ancillary Documents by Guarantor ("Guarantor's Consents").

         (c) Enforcement. This Agreement and the Guarantor Ancillary Documents have been duly executed and delivered by Guarantor and constitute the legal, valid and binding obligations of Guarantor, as the case may be, enforceable in accordance with their terms.

         (d) Noncontravention. The execution and delivery of this Agreement and the Guarantor Ancillary Documents by Guarantor does not violate any provision of the organizational documents of Guarantor and will not result in a breach or violation or default under any Order of any court or governmental authority to which Guarantor is subject or result in a breach by Guarantor under any contract or obligation to which it is bound. Neither the execution and the delivery of this Agreement and the Guarantor Ancillary Documents, nor the compliance with, or fulfillment of, the terms, conditions and provisions hereof or thereof, will
(1) violate any Legal Requirement of Guarantor or any provision of its organizational documents; (2) conflict with, result in a breach of, constitute a default under, any contract, agreement, lease, license, instrument or other arrangement or order to which Guarantor is a party or is bound by; (3) result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets or properties owned or used by Guarantor; (4) require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Guarantor is a party or by which it is bound or to which any of its assets or properties are subject; or (5) require the approval, consent, authorization of or act of, and except for Guarantor's post-closing filing with the Securities and Exchange Commission, the making by Guarantor of, any declaration, filing or registration with, any Person.

  6. Covenants of the Parties.

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

          6.1 Transition of the Business. Seller and the Shareholders covenant with Buyer to cooperate with Buyer and introduce Buyer's representatives to Seller's customers and certain of Seller's employees prior to the Closing. The Shareholders shall enter into a Consulting Agreement in the form of Exhibit O in which each of the Shareholders agrees to render post-closing transaction services to Buyer. Seller and the Shareholders covenant to cooperate with Buyer in providing all information required hereunder and access thereto and whatever is reasonably required to carry out the purposes and intent of the transactions contemplated by this Agreement.

          6.2 Employment of Business's Employees. Prior to the Closing, Buyer will offer employment to those of the Business's employees who are active employees on the Closing Date and who execute Buyer's standard Confidentiality Agreement, provided that such offer shall be on a 30 day transitionary basis which shall commence on the Closing Date and, for those employees terminated during such 30 day period, Buyer shall have no obligations for severance or other benefits or other liability to such employees by reason of their employment or termination by Seller prior to the Closing Date or by Buyer on or thereafter.

          6.3 Further Assurances. Each of the parties agrees that it will at any time, and from time to time, after the Closing Date, upon the request and at the expense of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and such further acts, assignments, transfers, conveyances and assurances as may be required to complete the transactions contemplated herein. After the Closing Date, at the expense of Seller, Seller and the Shareholders shall, and shall use their Best Efforts to cause any necessary third party to, execute such documents and do such acts and things as Buyer may reasonably require for the purpose of giving to Buyer the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein, including without limitation obtaining the Consents set forth on Schedule 4.7(b) which were not obtained and delivered by Seller and the Shareholders at the Closing. After the Closing Date, at the expense of Buyer, Buyer shall, and shall use its Best Efforts to cause any necessary third party to, execute such documents and do such acts and things as Seller and/or the Shareholders may reasonably require for the purpose of giving to Seller or any Shareholder the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein.

          6.4 Proration of Expenses and Other Charges of the Business. On the Closing Date, the periodic charges of the Business, including rent, prepaid expenses, utility and license fees and all liabilities related to salaries, wages, vacation pay and other benefits, shall be apportioned on a time basis so that such part of the relevant charges attributable to the period prior to the Closing Date shall be borne by Seller and such part of the relevant charges attributable to the period after the Closing Date shall be borne by Buyer. All rents, royalties and other similar sums receivable in respect of the Business shall be apportioned between Buyer and Seller on like terms.

          6.5 Filing of Taxes; Payment. Seller shall, for all periods through the Closing Date:

               (a) prepare and timely file (including extensions) all Tax Returns that it is required to file under all applicable laws;

               (b) timely pay all Taxes it is required to pay;

               (c) withhold and timely pay over to the applicable authorities all Taxes that it is required to withhold and pay over; and

               (d) pay all Taxes on any sales and the income and gain, if any, that it realizes on the transactions contemplated by this Agreement, including the sale of the Assets.

          6.6 Sales and Other State Taxes. Exhibit E is a summary of the various obligations of Seller to file sales and/or use tax returns in the states where Seller does business. Seller has given notice to the taxing authorities which require notice prior to the completion of the transactions contemplated herein as shown on Exhibit E and on the Closing Date shall file the required notices with the other taxing authorities.

          6.7 Use of Names. From and after the Closing Date, Seller and the Shareholders shall not, in any manner whatsoever, use the name "Quick Pak," or any derivative thereof or any other Marks of Seller included in the Acquisition Assets.

          6.8 Guaranty. Guarantor hereby covenants and agrees to guaranty payment and performance of all covenants and obligations of Buyer hereunder, including, but not limited to, Buyer's obligation to pay Seller the Purchase Price Adjustment and Buyer's indemnification obligations under
     Section 11 below.

          6.9 Jergens Sublease. Seller and the Shareholders agree to cooperate with and use its and their Best Efforts to obtain a consent of the landlord to assign the Jergens sublease to Buyer.

     7. Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to consummate the transactions contemplated herein, and to take the actions required to be taken by Buyer, at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part, and each of which shall be deemed fully satisfied or waived upon the occurrence of the Closing):

          7.1 Accuracy of Representations. All of the representations and warranties of Seller and the Shareholders in this Agreement (considered collectively), and each of such representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date.

          7.2 Seller and the Shareholders' Performance. All of the covenants and obligations that Seller and the Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

          7.3 Consents. Each of the Consents identified on Schedule4.7(b) must have been obtained and must be in full force and effect. Buyer acknowledges that Seller and the Shareholders may not have the Consents identified on
     Schedule 4.7(b) at the Closing and agree to waive this condition to Closing in exchange for the Shareholders' promise to use each of their Best Efforts to obtain the Consents as soon as possible after the Closing Date.

          7.4 Other Documents. Buyer must have received such other documents as it may reasonably request for the purposes of (a) evidencing the accuracy of any of the representations and warranties of Seller and the Shareholders; (b) evidencing the performance by either Seller or the Shareholders of, or the compliance by either Seller or the Shareholders with, any covenant or obligation required to be performed or complied with by them; (c) evidencing the satisfaction of any condition referred to in this Section 7; or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated herein.

          7.5 No Proceedings. There must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding
     (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated herein.

          7.6 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

     8. Conditions Precedent to Seller's Obligation to Close. Seller's obligation to consummate the transactions contemplated herein and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

          8.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date.

          8.2 Buyer's Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

          8.3 Consents. Each of the Consents identified on Schedule 5.2(b) must have been obtained and must be in full force and effect.

          8.4 Other Documents. Seller must have received such other documents as Seller may reasonably request for the purpose of (a) enabling its counsel to provide the opinion referred to in Section 10.1(g); (b) evidencing the accuracy of any representation or warranty of Buyer; (c) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; (d) evidencing the satisfaction of any condition referred to in this Section 8; or (e) otherwise facilitating the consummation of any of the transactions contemplated herein.

          8.5 No Proceedings. There must not have been commenced or Threatened against Seller or the Shareholders, or against any Person affiliated with Seller or the Shareholders, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated herein

          8.6 Assumption of Leases and Assumed Liabilities and Release. Buyer must have assumed in writing all of the Facility Leases and the Assumed Liabilities and obtained Seller's and each Shareholder's release from the Facility Leases and the Fifth Third note, or in lieu of any such release which cannot be obtained at Closing, provided Buyer's and Guarantor's indemnification of Seller and Shareholders from any liabilities accruing after the Closing Date.

     9. Termination.

          9.1 Termination Events. This Agreement, by notice given prior to or at the Closing, may be terminated:

               (a) by either Buyer or Seller if a breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

               (b) (1) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (2) by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or the Shareholders to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

               (c) by mutual consent of Buyer and Seller; or

               (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before one (1) business day after the date of signing of this Agreement by all parties, or such later date as the parties may agree upon in writing.

          9.2 Effect of Termination. Each party's right of termination under
     Section 9 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to
     Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.4 and 12.5 will survive; provided that, if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

     10. Deliveries and Actions to be Taken at Closing.

          10.1 Deliveries by Seller and the Shareholders. At the Closing, Seller and the Shareholders shall deliver to Buyer (duly executed where appropriate):

               (a) Seller's Authority Certificate. A certificate from Seller in the form of Exhibit F, dated as of the Closing Date, certified by the Secretary of Seller, attached to which are (1) a certified copy of the articles of incorporation of Seller; (2) a copy of the bylaws or other organizational documents of Seller; (3) copies of the resolutions of the Shareholders and the board of directors of Seller approving this Agreement and the transactions contemplated thereby; and (4) an incumbency certificate of the Persons executing this Agreement or any other document delivered at the Closing on behalf of Seller.

               (b) Seller's Compliance Certificate. A certificate in the form of Exhibit G executed by an authorized officer of Seller certifying that
     (1)(A) the representations and warranties made by Seller in this Agreement that are qualified as to materiality are true, complete and accurate as of the date hereof and (B) the representations and warranties that are not so qualified are true, complete and accurate in all material respects as of the date hereof; and (2) Seller has performed and complied, in all material respects, with all agreements, obligations, covenants and conditions required by the Agreement to be so performed or complied with by Seller on or prior to the date hereof.

               (c) Bill of Sale and Assignment. A Bill of Sale and Assignment for the Acquisition Assets in the form of Exhibit H.

               (d) Vehicle Registration, Ownership Documents. Registration, title and motor vehicle transfer forms and other required documentation to transfer to Buyer and enable Buyer to properly license each motor vehicle which is part of the Acquisition Assets.

               (e) Possession of Acquisition Assets. Possession of all the Acquisition Assets, free of the possession of all third parties.

               (f) Payment of Liens and Encumbrances. Confirmation that the Encumbrances set forth on Schedule 4.34 have been paid or are being paid simultaneously with the Closing.

               (g) Opinion of Counsel. An opinion from counsel for Seller and the Shareholders in the form of Exhibit I.

               (h) Consents; Terminations; Governmental Authorizations. Consents of Landlords for all leases assumed, except the Jergens sublease, Termination of Lease Agreements for all current leases that will be canceled and replaced and consents of all other parties to the Contracts and Governmental Authorizations being assigned to and assumed by Buyer hereunder, where such consent is required for the assumption of such Contracts and Governmental Authorizations, except where Buyer has waived delivery of such Consents or terminations as a condition of Closing.

               (i) Change of Name. On or prior to the Closing Date, Sellers have caused to be properly filed documents required to change Seller's name to a name which does not include "Quick Pak" or any name similar thereto including (i) an amendment to the certificate of incorporation or other organizational documents of Seller with the Secretary of State of the State of its jurisdiction; and (ii) any similar documents with the Secretaries of State of any other jurisdictions in which Seller is qualified to do business. Seller shall provide Buyer with duplicate originals of any such documents. Seller shall also properly file all other withdrawals of assumed names in all jurisdictions in which Seller had filed assumed name certificates or such comparable documents in recognition of the sale and assignment of Seller's name to Buyer and Seller's agreement not to hereafter use the name "Quick Pak," or any other Marks of Seller or any derivative thereof.

               (j) Modification of Bank Accounts. Seller shall execute and deliver the appropriate documents granting Buyer the right to endorse for deposit check made payable to Seller.

               (k) Contract Assignments. Seller shall deliver assignments for the following contracts with certain of Seller's key employees: (i) Trade Secret/Non-Competition Agreement with Tim Grubbs, (ii) Trade
     Secret/Non-Competition Agreement with Johan Pot, (iii) Confidentiality Agreement with Lawrence M. Mullis, II.

          10.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller and the Shareholders (duly executed where appropriate):

               (a) Buyer's Authority Certificate. A certificate from Buyer in the form of Exhibit J, dated as of the Closing Date, certified by either the Secretary, a Member or a Manager of Seller, attached to which are (1) a certified copy of the articles of organization of Buyer; (2) a copy of the bylaws or other organizational documents of Buyer; (3) copies of the resolutions of the Members and the board of directors of Buyer approving this Agreement and the transactions contemplated thereby; and (4) an incumbency certificate of the Persons executing this Agreement or any other document delivered at the Closing on behalf of Buyer.

               (b) Buyer's Compliance Certificate. A certificate in the form of Exhibit K executed by the member of Buyer certifying that (1)(A) the representations and warranties made by Buyer in this Agreement that are qualified as to materiality are true, complete and accurate as of the date hereof and (B) the representations and warranties that are not so qualified are true, complete and accurate in all material respects as of the date hereof; and (2) Buyer has performed and complied, in all material respects, with all agreements, obligations, covenants and conditions required by the Agreement to be so performed or complied with by Buyer on or prior to the date hereof.

               (c) Purchase Price. Payment of the Purchase Price in the form required by Section 2.5.

               (d) Consents. All Consents required pursuant to Section 5.2(b).

          10.3 Covenants and Agreements Not-To-Compete. At the Closing, Buyer, Seller and the Shareholders, as the case may be, shall execute and deliver the following:

               (a) Shareholders' Noncompetition Agreement. Noncompetition Agreement by the Shareholders in the form of Exhibit L.

               (b) Seller's Noncompetition Agreement. Noncompetition Agreement of Seller in the form of Exhibit M.

          10.4 Leases. At the Closing, Buyer, Seller and the Shareholders, as the case may be, shall execute and deliver the Assignment and Assumption of Leases in the form of Exhibit N.

          10.5 Assumption Agreement. At the Closing, Buyer, Seller and the Shareholders, as the case may be, shall execute and deliver the Assumption Agreement in the form of Exhibit B.

          10.6 Shareholders' Consulting Agreements. Consulting Agreement by the Shareholders in the form of Exhibit O.

     11. Indemnification; Remedies.

          11.1 Survival; Right to Indemnification. All representations, warranties, covenants and obligations in this Agreement, the Schedules and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect for a period of two (2) years from the Closing Date except warranties as to Authority (4.7, 5.2, and 5.6), Title to Properties (4.34), and Taxes (4.33) shall survive for the relevant statute of limitations plus 60 days as set forth in Section 11.6.

          11.2 Indemnification and Payment of Damages By Seller and the Shareholders. Seller and each Shareholder, jointly and severally, shall indemnify and hold Buyer and its directors, officers, shareholders or managers, officers, members, Affiliates and successors and assigns ("Buyer Indemnitees") harmless from, and shall pay to the Buyer Indemnitees the amount of, all damages, costs and expenses, including attorney's fees, arising, directly or indirectly, from or in connection with:

               (a) any breach of any representation or warranty made by Seller or the Shareholders in this Agreement;

               (b) any breach by Seller or the Shareholders of any covenant, agreement or obligation of Seller or the Shareholders in this Agreement; and

               (c) any product shipped or fabricated by, or any services provided by, Seller prior to the Closing.

          11.3 Remedies of Buyer Indemnities Not Exclusive. The indemnification remedies provided in Sections 11.2 are the exclusive remedies available to Buyer Indemnitees with respect to the transactions contemplated by this Agreement except to the extent Buyer Indemnities have rights or other remedies under another written agreement or instrument with Seller and/or any Shareholder.

          11.4 Indemnification By Buyer. Buyer and Guarantor, jointly and severally, shall indemnify and hold Seller and the Shareholders and their directors, officers, shareholders, Affiliates, successors and assigns ("Seller Indemnitees") harmless from, and will pay to the Seller Indemnitees the amount of, all damages, costs and expensing, including attorney's fees, arising directly or indirectly from or in connection with:

               (a) any breach of any representation or warranty made by Buyer in this Agreement;

               (b) any breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement; and

               (c) any claim, demand or Proceeding made or brought against Seller or the Shareholders resulting from Buyer's operation of the Acquisition Assets after the Closing Date.

          11.5 Remedies of Seller Indemnities Not Exclusive. The remedies provided in Section 11.4 are the exclusive remedies which are available to Seller Indemnitees with respect to the transactions contemplated by this Agreement except to the extent Seller Indemnities have rights or other remedies under another written agreement or instrument with Buyer and/or Guarantor.

          11.6 Time Limitations. Buyer and Seller must assert any claims within 24 months after Closing, except Buyer and Seller must assert claims with respect to Sections 4.7 (Authority, etc.), 4.33 (Taxes), 4.34 (Title to Properties), 5.2 (Authority, etc.), and 5.6 (Guarantor's Authority, etc.) within the applicable period of the relevant statute of limitation plus 60 days, and except Seller may assert any claims under the Note and/or the Guaranty within the applicable period of the relevant statute of limitations plus 60 days.

          11.7 Indemnity Claims.

               (a) Notification of Claims. If any claim ("Claim") is hereafter asserted by a party hereto as to which such party may be entitled to indemnification hereunder, such party ("Indemnitee") shall, in writing, notify the party required by the terms of this Agreement to indemnify the Indemnitee ("Indemnifying Party") thereof ("Claims Notice") within 30 days after (1) receipt of written notice of commencement of any third-party litigation against such Indemnitee; (2) receipt by such Indemnitee of written notice of any third-party claim pursuant to an invoice, notice of claim or assessment against such Indemnitee; receipt of an Order or notice from any Governmental Body; or (3) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party. The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include a copy of the notice referred to in (1) and (2), above, shall indicate the amount, if known, or an estimate, if possible, of damages that have been or may be incurred or suffered, and shall state the name of the executive who shall represent the Indemnitee in the mediation provided for in Section 12.1.

               (b) Defense of Third Party Claim by Indemnifying Party. The Indemnifying Party may, at any time, elect to defend or compromise any Claim by a third party ("Third Party Claim"), at its own expense and in its sole discretion and by its own counsel, who shall be reasonably acceptable to the Indemnitee. The election by the Indemnifying Party to defend or compromise a claim shall constitute an avowal by the Indemnifying Party that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such claim. The Indemnitee may participate, at its own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party which would impose upon the Indemnitee injunctive or other equitable relief.

               (c) Assumption of Defense by Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith and reasonable judgment that there is a reasonable probability that a Proceeding may adversely and materially affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its prior written consent (which may not be unreasonably withheld or delayed).

               (d) Defense of Claim by Indemnitee. If, within 30 days of the Indemnifying Party's receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party shall not have notified the Indemnitee of its election to assume the defense, the Indemnitee shall have the right to assume control of the defense or compromise of such Claim and the reasonable costs and expenses of such defense, including costs of investigation and reasonable attorneys' fees, shall be added to the Claim. If the Indemnitee assumes control of the defense or compromise of a Claim under this Section 11.7(d), the Indemnitee shall have the right to compromise such Claim without the consent of the Indemnifying Party.

               (e) Cooperation of Parties. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of the party's defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleading, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely notify the Indemnifying Party of the commencement of such actions in accordance with
     Section 11.7(a) shall relieve the Indemnifying Party from the obligation to indemnify under Section 11.2 or 11.4, as the case may be, but only to the extent the Indemnifying Party establishes by competent evidence that it or he is or has been materially and adversely prejudiced thereby.

          11.8 Right of Set-Off. If any Buyer Indemnitee is entitled to indemnification as provided in Section 11.2 following Buyer Indemnitee's compliance with all notice and other procedures required hereunder, if Seller does not fully indemnify Buyer as required hereunder, Buyer shall have the right, subject to the provisions of Section 11.9 to set-off the entire amount thereof against the amounts, if any, which Buyer shall owe Seller under Section 2.6 of the Purchase Price Adjustment or the Note; provided that, Buyer shall give Seller notice specifying in reasonable detail the basis for such set-off. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

          11.9 Limitations on Indemnification by Seller and the Shareholders. Notwithstanding the provisions of Section 11.2 to the contrary:

          (a) Seller's and the Shareholders' Maximum Liability. Seller's and the Shareholders' aggregate obligation to indemnify Buyer under this Section 11 shall not exceed an amount equal to 100% of the Purchase Price.

          (b) Basket Amount. No Indemnifying Party shall be liable to any Indemnitee for indemnification of any amounts pursuant to this Section 11 unless the aggregate amount of all indemnifiable losses exceeds Ten Thousand Dollars ($10,000) (the "Basket") and only to the extent such losses exceed the Basket.

          (c)  Certain Defenses

               (1) If Buyer makes any claim for indemnification against Seller or the Shareholders arising under Section 4.35, Seller and the Shareholders shall be entitled to assert all defenses that constitute a defense to any action brought under section 10 of the Securities Exchange Act of 1934, section 12(2) of the Securities Act of 1933 and common law fraud.

               (2) Seller and the Shareholders shall be entitled to assert the defense to any Indemnity Claim that Buyer had actual knowledge of the facts giving rise to such Indemnity claim prior to the Closing Date. Seller and the Shareholders shall bear the burden of proving Buyer's actual knowledge by clear and convincing evidence.

          (d) Actual Out-of-Pocket Loss. Any Buyer Indemnitees and any Seller Indemnitees shall be entitled to indemnification hereunder only for actual out-of-pocket loss arising from the claim for which indemnification is otherwise required hereunder and not for any theoretical loss in value.

    11.10 Adjustments.

          (a)  Insurance Proceeds. Any claim for indemnity pursuant to this
Section 11 shall be reduced by any insurance proceeds actually received or receivable by the Indemnitee. Any claim for which insurance is available and normally covered in the ordinary course of business shall be submitted to such insurance company for coverage.

          (b)  Purchase Price Adjustment. Any Purchase Price Adjustment under
Section 2.6 shall not give rise to a claim for indemnification by Buyer Indemnitees against Seller and the Shareholders under Section 11.2 or to a claim for indemnification by Seller Indemnitees against Buyer.

    11.11 Sole and Exclusive Remedy. The indemnification provided under this
Section 11 shall constitute the sole and exclusive remedy of Buyer, Seller and the Shareholders subsequent to the Closing for any damages sustained by Buyer, Seller or the Shareholders under this Agreement or otherwise other than damages based upon fraud or fraudulent misrepresentation.

    12.   Miscellaneous Provisions.

    12.1  Arbitration.

          (a) If any dispute under this Agreement arises and the parties are unable to resolve such dispute, the unresolved matter shall be resolved by arbitration if a party requests arbitration by making a written demand for arbitration to the other parties. The arbitration proceedings shall be conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, or if the parties so agree, the relevant rules of another arbitration organization. In any case, regardless of any rules of the selected arbitration organization to the contrary, only one arbitrator shall be used to decide the outcome of the arbitration. Such arbitration shall be held in Cincinnati, Ohio, or if the parties agree upon another location, that other location. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.
(S)(S)1-16.

          (b) The parties shall have the right of discovery in accordance with the Federal Rules of Civil Procedure except that discovery may commence immediately upon the service of the demand for arbitration. A party's unreasonable refusal to cooperate in discovery shall be deemed to be refusal to proceed with arbitration and, until an arbitrator has been designated, the parties may enforce their rights (including the right of discovery) in the courts. Such enforcement in the courts shall not constitute a waiver of a party's right to arbitration. Upon his or her appointment, the arbitrator shall have the power to enforce the parties' discovery rights.

          (c) The parties shall be bound by the decision of the arbitrator and accept his or her decision as the final determination of the matter in dispute. The prevailing party shall be entitled to enter a judgment in any court upon any arbitration award made pursuant to this Section 12.1. The arbitrator or arbitrators shall award the costs and expenses of the arbitration, including reasonable attorneys' fees, disbursements, arbitration expenses, arbitrators' fees and the administrative fee of the arbitration organization, to the prevailing party as shall be determined by the arbitrator.

    12.2 Amendment; Waiver. This Agreement, and the Exhibits and Schedules hereto, may be amended, modified or superseded only by a written instrument signed by all of the parties to this Agreement. No party shall be deemed to have waived compliance by another party of any provision of this Agreement unless such waiver is contained in a written instrument signed by the waiving party and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions of this Agreement, by any of the other parties shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or any of its provisions or the right of such party thereafter to enforce each provision of this Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice such party's rights, powers and remedies.

     12.3 Limited Assignment; Binding Effect. No party shall assign any of its rights or obligations under this Agreement without obtaining the prior consent of the other parties to this Agreement, except that a party may assign any of its rights and obligations under this Agreement without the prior consent of other parties to any wholly-owned affiliate of the assigning party. No assigning party or the Guarantor shall be relieved of its obligations arising under this Agreement. Subject to the foregoing, all the provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties to this Agreement and their respective heirs, legal representatives, successors and assigns.

     12.4 Confidentiality of Certain Information.

          (a) Non-Disclosure. The parties and their respective agents and employees shall hold and keep confidential all information which is proprietary in nature and non-public or confidential, in whole or in part (the "Confidential Information") which any of them may receive from any other party concerning such other party. Failure to mark any of the Confidential Information as non-public, proprietary or confidential shall not affect its status as Confidential Information under the terms of this Agreement. Confidential Information shall not include any information in the possession of the receiving party (1) that is developed by the such party in the Ordinary Course of Business without reference to and independent of any Confidential Information; (2) is learned from a third party not under any duty of confidence to the disclosing party; or (3) becomes part of the public domain through no fault of the receiving party or any of its Affiliates, directors, officers, employees, agents, shareholders or other of its representatives.

          (b) Non-Use. None of the parties nor their respective directors, officers, employees, counsel, agents or other representatives, without the prior consent of the disclosing party, disclose or use any such Confidential Information, in whole or in part, except in connection with the performance of the transactions described in this Agreement. Unless otherwise required by law, none of the parties shall disclose any Confidential Information acquired as a result of this Agreement to any Person or entity, other than its respective directors, officers, employees, counsel, agents and other representatives and such other third parties (such as bankers and lessors) with whom it must communicate to consummate the transactions described by this Agreement, all of whom must agree to keep the Confidential Information confidential. If the Closing does not occur, each party will destroy or return, as requested by the disclosing party, to the disclosing party all copies of documents that contain that party's Confidential Information.

     12.5 Confidentiality of Agreement. Unless otherwise required by law, no party shall disclose either the terms or existence of this Agreement to any Person other than a party's counsel and its other representatives or such other third parties with whom it must communicate to consummate the transactions described in this Agreement.

     12.6 Construction and Interpretation of Agreement.

         (a) Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any of its provisions. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires.

         (b) When used in this Agreement, the word "including" shall have its normal common meaning and any list of items that may follow such word shall not be deemed to represent a complete list of the contents of the referent of the subject.

         (c) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         (d) Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require.

         (e) The parties do not intend that this Agreement shall confer on any third party any right, remedy or benefit or that any third party shall have any right to enforce any provision of this Agreement.

   12.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

   12.8 Cumulative Remedies; Specific Performance. No right or remedy conferred upon or reserved to any of the parties under the terms of this Agreement is intended to be, nor shall it be deemed, exclusive of any other right or remedy provided in this Agreement or by law or equity, but each shall be cumulative of every other right or remedy. The parties understand and acknowledge that a party may be damaged irreparably by reason of a failure of another party to perform any obligation under this Agreement. Accordingly, if any party attempts to enforce the provisions of this Agreement by specific performance (including preliminary or permanent injunctive relief), the party against whom such action or Proceeding is brought waives the claim or defense that the other party has an adequate remedy at law.

   12.9 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties related to its subject matter and supersedes all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement.

    12.10 Exclusive Forum. Any action to enforce any provision of this Agreement shall be instituted exclusively in the United States District Court for the Southern District of Ohio or, if such Court does not have jurisdiction to adjudicate such action, in the courts of the State of Ohio located in Hamilton County, Ohio. The parties irrevocably and unconditionally waive, to the fullest extent permitted by law, and shall not plead any objection that they may now or hereafter have to the jurisdiction of such courts over the parties, the laying of venue or the convenience of the forum of any action related to this Agreement that is brought in the United States District Court for the Southern District of Ohio or in the Courts of the State of Ohio located in Hamilton County, Ohio.

    12.11 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, if any, shall constitute part of this Agreement and shall be deemed to be incorporated in this Agreement by reference and made a part of this Agreement as if set out in full at the point where first mentioned. The parties intend that each representation, warranty, covenant and obligation contained in this Agreement shall have independent significance. If any party has breached any representation, warranty, covenant or obligation contained in this Agreement in any respect, merely because there exists another representation, warranty, covenant or obligation relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the party's breach of the first representation, warranty, covenant or obligation, except where the other party had actual knowledge of the subject matter that was not disclosed as to a particular representation or warranty. Nothing in the Exhibits or Schedules shall be deemed adequate to disclose an exception to a representation, warranty or covenant made in this Agreement unless there is a specific Schedule referenced for identifying an exception to a particular representation, warranty or covenant, and such
Schedule identifies the exception with particularly and describes the relevant facts in detail.

    12.12 Expenses. Except as otherwise expressly provided for in this Agreement, each party will bear its own expenses incurred in connection with the preparation, execution and performance of its obligations under this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

    12.13 Further Assurances. Each party shall execute and deliver such additional documents or take such additional actions as may be requested by another party to this Agreement if such requested document or action is reasonably necessary to effect the transactions described in this Agreement.

    12.14 Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Ohio, without giving effect to any conflict of law rule or principle of such state.

    12.15 Independent Contractor Relationship. Regarding all matters relating to this Agreement, this Agreement creates an independent contractor relationship among the parties. Nothing contained in this Agreement shall be construed to (a) give any party the power to direct and control the day-today activities of the other; (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; or (c) constitute any party, its agents or employees as employees of any other party or grant any of them the power or authority to act for, bind or otherwise create or assume any obligation on behalf of any of the other parties for any purpose whatever.

    12.16 No Public Announcement. No party shall make any press release or other public announcement regarding this Agreement or the transactions described in this Agreement, unless such party is obligated by law or the rules of any stock exchange upon which its shares are traded to make such a disclosure. When a party determines that it is obligated by law or the rules of a stock exchange to make such a disclosure, it shall notify all of the other parties prior to such disclosure and all of the parties shall cooperate to cause a mutually agreeable release or announcement to be issued.

    12.17 No Third Party Beneficiaries. This Agreement is not intended to, and shall not be construed to, confer upon any third Person any right, remedy or benefit nor is it intended to be enforceable by any third Person, and shall only be enforceable by the parties hereto, and their respective successors, permitted assigns, heirs and personal representatives.

    12.18 Notices. All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the parties on the (a) date of personal delivery or confirmed transmission by facsimile transmission; (b) second Business Day following the date of delivery to a nationally recognized overnight courier service; or (c) third Business Day following the date of deposit in the United States Mail, postage prepaid, by certified mail, in each case, addressed as follows, or to such other address, Person or entity as any party may designate by notice to the others in accordance herewith:

                         If to Buyer: MCC-Quick Pak, LLC
                                      425 Walnut Street
                                      Suite 1300 Cincinnati, OH 45202
                                      Attention: Dawn H. Bertsche

                               With a copy to: Greenebaum Doll & McDonald pllc
                                               2800 Chemed Center
                                               255 East Fifth Street
                                               Cincinnati, OH 45202
                                               Attention: C. Christopher Muth

                                 If to Seller: 3656 Fawnrun Drive
                                               Cincinnati, OH 45241
                                               Attention: Deborah R. Buhayar

                               With a copy to: Bradley G. Haas, Esq.
                                               Katz, Teller, Brant & Hild
                                               255 East Fifth Street, Suite 2400
                                               Cincinnati, OH 45202

                       If to the Shareholders: 3656 Fawnrun Drive
                                               Cincinnati, OH 45241
                                               Attention: Deboarah R. Buhayar

    12.19 Recovery of Expenses by Prevailing Party. The party prevailing in any civil action, arbitration or other Proceeding shall be entitled to recover from the nonprevailing party, in addition to any damages the prevailing party may have been awarded, all reasonable expenses that the prevailing party may have incurred in connection with such Proceeding, including accounting fees, attorneys' fees and expert witnesses' fees.

    12.20 Severability of Provisions. If a court in any Proceeding holds any provision of this Agreement or its application to any Person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

    12.21 Time of Essence. Time is of the essence to the performance of the obligations set forth in this Agreement.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

                                      MCC-Quick Pak, LLC

                                      By: /s/ Dawn H. Bertsche
                                          --------------------
                                      Title:  Vice President-Finance, Chief
                                              Financial Officer and Secretary
                                                          ("Buyer")


                                      Quick Pak, Inc.

                                      By: /s/ Alexander J. Buhayar
                                          ------------------------
                                      Title:  Vice President
                                                         ("Seller")


                                      /s/ Alexander J. Buhayar
                                      ------------------------------------------
                                      Alexander J. Buhayar
                                                    ("Shareholder")

                                      /s/ Deborah R. Buhayar
                                      ------------------------------------------
                                      Deborah R. Buhayar
                                                    ("Shareholder")


                                      Multi-Color Corporation

                                      By: /s/ Dawn H. Bertsche
                                      Title:  Vice President-Finance, Chief
                                              Financial Officer and Secretary
                                                     ("Guarantor")

                   Signature Page of Asset Purchase Agreement

                            Appendix of Defined Terms

"Acquisition Assets" has the meaning set forth in Section 2.1.

"Acquisition Balance Sheet" has the meaning set forth in Section 4.2.

"Adverse Effect" means any condition, change or event pertaining to the customers, employees, or the business operations of the Seller (and excluding general economic conditions in the United States generally) that would materially and adversely affect the Business, operations, properties (including intangible properties) or financial condition of Seller taken as a whole.

"Affiliate" means (1) a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is controlled by a Person that controls, such Person; (2) any trust or estate in which such Person has a beneficial interest or as to which such Person serves as a trustee or in another fiduciary capacity; or (3) any spouse, parent or lineal descendent of such Person. As used in this definition, "control" means possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

"Agreement" means this Agreement, the Exhibits and the Schedules.

"Assumed Liabilities" has the meaning set forth in Section 2.3.

"Assumption Agreement" has the meaning set forth in Section 2.3.

"Basket" has the meaning set forth in Section 11.9(b).

"Benefit Plans" has the meaning set forth in Section 4.14(a).

"Best Efforts" means taking or causing to be taken, any action, and to do, or cause to be done, things necessary, proper or advisable under applicable laws and regulations, each case in the exercise of commercially reasonable judgment and diligence.

"Books and Records" has the meaning set forth in Section 4.8.

"Business" has the meaning set forth in the Recitals to this Agreement.

"Business Day" means a day of the year on which banks are not authorized to be closed in the City of New York.

"Buyer" has the meaning set forth in the preamble to this Agreement.

"Buyer Ancillary Documents" has the meaning set forth in Section 5.2(a).

"Buyer Indemnitees" has the meaning set forth in Section 11.2.

"Buyer's Consents" has the meaning set forth in Section 5.2(b).

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

"Claim" has the meaning set forth in Section 11.7.

"Claims Notice" has the meaning set forth in Section 11.7(a).

"Cleanup" has the meaning set forth in the definition of Environmental, Health and Safety Liabilities.

"Closing" has the meaning set forth in Section 3.

"Closing Date" has the meaning set forth in Section 3.

"Closing Balance Sheet" has the meaning set forth in Section 2.7.

"Compensation Plans" has the meaning set forth in Section 4.14(a).

"Computers" has the meaning set forth in Section 4.10(a).

"Confidential Information" has the meaning set forth in Section 12.4(a).

"Contracts" has the meaning set forth in Section 2.1(g).

"Data and Records" has the meaning set forth in Section 2.1(h).

"Dollars"; "$"  means lawful currency of the United States of America.

"Effective Date" has the meaning set forth in Section 3.

"Encumbrance" means any charge, claim, community property, interest, condition, equitable interest, Lien, option, pledge, right of refusal, security interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

"Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

     (1) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

     (2) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response and investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

     (3) financial responsibility under Environmental Law or Occupational Safety and Health Law for Cleanup costs or corrective action, including any investigation, Cleanup, removal, containment or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

     (4) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.

     The terms "removal," "remedial" and "response action" include the types of activities covered by CERCLA and any equivalent state law.

"Environmental Law" means any Legal Requirement that requires or relates to:

     (1) advising appropriate authorities, employees and the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

     (2) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

     (3) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

     (4) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

     (5) protecting resources, species or ecological amenities;

     (6) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

     (7) cleaning up pollutants that have been Released, preventing the threat of Release or paying the costs of such Cleanup or prevention;

     (8) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

     (9) Occupational Safety and Health Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Estimated Purchase Price Adjustment" has the meaning set forth in Section 2.6.

"Excluded Assets" has the meaning set forth in Section 2.2.

"Facilities" means any real property, leaseholds or other real property interests owned by Seller and any buildings, plants, structures or equipment, that are owned or leased as of the Closing Date.

"GAAP" means Generally Accepted Accounting Principals.

"Governmental Authorizations" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" means any (1) nation, state, county, city, town, village, district or other jurisdiction of any nature; (2) federal, state, local, municipal, foreign or other governmental organization or body; (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);
(4) multinational organization or body; or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment and any other act, business, operation or thing that materially increases the danger, or risk of danger, or poses an unreasonable risk of harm to Persons or property on or off the Facilities, or that materially affects the value of the Facilities or Seller.

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"Hazardous Materials" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Indemnitee" has the meaning set forth in Section 11.7(a).

"Indemnifying Party" has the meaning set forth in Section 11.7(a).

"Insurance Proceeds" has the meaning set forth in Section 2.1(k).

"Intellectual Property" has the meaning set forth in Section 4.18(a).

"Inventories" has the meaning set forth in Section 2.1(d).

"IRC" means the Internal Revenue Code of 1986, as amended.

"IRS" means the Internal Revenue Service.

"Knowledge" means, with respect to Buyer, the actual "Knowledge" (without any duty of independent investigation) of those persons holding executive offices of Buyer. With respect to the Shareholders and those persons holding executive offices of Seller, the Shareholders and such persons holding executive offices of Seller shall be deemed to have "Knowledge" of a particular fact or matter if such individual is actually aware of such fact or other matter. With respect to the Seller, the Seller shall be deemed to have "Knowledge" as to the "Knowledge" of each Shareholder.

"Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, the failure to comply with which would have an Adverse Effect.

"Liabilities" means any claim, obligation, expense or cost whether fixed, contingent, matured, unmatured, known or unknown, accrued or unaccrued.

"Lien" means any lien, claim, Encumbrance, security interest, option, mortgage, mortgage note, deed of trust, easement, license, leasehold interest, right of way, title defect, charge, restriction or right of any third party of any kind upon any properties or assets in which Seller has an interest.

"Long Term Debt" has the meaning set forth in Section 2.6.

"Marks" has the meaning set forth in Section 4.18(d).

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

"Multiemployer Plans" has the meaning set forth in Section 4.14(a).

"Note" has the meaning set forth in Section 2.5.

"Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order" means any award, decision, injunction, judgment, unit, decree, subpoena or verdict entered, issued, as made or rendered by any court administration agency or other Governmental Body or by any arbitrator.

"Ordinary Course of Business" means conduct occurring in the usual and customary operation of the Business.

"Organizational Documents" for each party means a recent good standing certificate issued by each Secretary of State where such party is qualified to do business and (1) the charter, articles of incorporation and by laws; or (2) the articles of organization and operating agreement.

"Other Assets" has the meaning set forth in Section 2.1(o).

"Patents" has the meaning set forth in Section 4.18(c).

"Pension Plans" has the meaning set forth in Section 4.14(a).

"Permits" has the meaning set forth in Section 4.6.

"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

"Personal Property" has the meaning set forth in Section 2.1(c).

"Prepaid Expenses" has the meaning set forth in Section 2.1(n).

"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, a Governmental Body or arbitrator.

"Purchase Price" has the meaning set forth in Section 2.5.

"Purchase Price Adjustment" has the meaning set forth in Section 2.6.

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

"Purchase Price Adjustment Notice" has the meaning set forth in Section 2.7.

"Real Property" has the meaning set forth in Section 2.1(b).

"Receivables" has the meaning set forth in Section 2.1(e).

"Related Person" has the meaning set forth in section 267(b) of the IRC.

"Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

"Retained Liabilities" has the meaning set forth in Section 2.4.

"Schedules" has the meaning set forth in Section 12.11.

"Seller" has the meaning set forth in the preamble to this Agreement.

"Seller Agreements" has the meaning set forth in Section 4.30.

"Seller Ancillary Documents" has the meaning set forth in Section 4.7(a).

"Seller Financial Statements" has the meaning set forth in Section 4.2.

"Seller Indemnitees" has the meaning set forth in Section 11.4.

"Seller's Consents" has the meaning set forth in Section 4.7(b).

"Shareholders" has the meaning set forth in the preamble to this Agreement.

"Shareholders' Agent" has the meaning set forth in the preamble to this Agreement.

"Software" has the meaning set forth in Section 4.10(b).

"Tax" means any taxes, however denominated, including income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, alternative or add-on minimum, estimated or other tax of any kind whatsoever and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other arrangement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, including any interest, penalty or addition thereto, whether disputed or not.

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"Tax Returns" means any return (including any information return), report, declaration of estimated Taxes, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threatened" means any demand or statement made in writing or any notice given in writing asserting a claim, Proceeding, dispute, action or other matter.

"Third Party Claim" has the meaning set forth in Section 11.7(b).

"Trade Secrets" has the meaning set forth in Section 4.18(f).

"VEBA" has the meaning set forth in Section 4.14(a).

"Welfare Plans" has the meaning set forth in Section 4.14(a).

"Working Capital" means the accounts comprising the following line items on the Acquisition Balance Sheet: Accounts Receivable, Net; Inventory supplies, Prepaid Expenses and Rent, Accounts Payable, Receiving Accrual and Accrued Workmen's Compensation, Accrued Personal Property Tax, Accrued Payroll and all other current liabilities incurred in the ordinary course of business as of the Closing Date. Inventory Supplies ordered but not yet received shall be included if the account payable for such Inventory Supplies has been included.

                                       A-6